As filed with the Securities and Exchange Commission on May 16, 2007

                                       Investment Company Act File No. 811-22036
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM N-2

                        (CHECK APPROPRIATE BOX OR BOXES)


[ ]      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]                             Amendment No. _1__

                              ---------------------

                       EXCELSIOR DIRECTIONAL HEDGE FUND OF
                                 FUNDS (TI), LLC

               (Exact name of Registrant as specified in Charter)

                               225 High Ridge Rd.
                               Stamford, CT 06905
                    (Address of principal executive offices)

       Registrant's Telephone Number, including Area Code: (203) 352-4497

                              ---------------------
                               c/o David R. Bailin
                              U.S. Trust Hedge Fund
                                Management, Inc.
                               225 High Ridge Rd.
                               Stamford, CT 06905
                     (Name and address of agent for service)

                                    COPY TO:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022


                                EXPLANATORY NOTE

This Registration Statement of Excelsior Directional Hedge Fund of Funds (TI), LLC (the "Registrant" or the "Fund") has been filed by Registrant pursuant to
Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, limited liability company interests in the Registrant ("Interests") are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), since such Interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act.

Investments in the Registrant may only be made by individuals or entities meeting the definition of an "accredited investor" in Regulation D under the Securities Act and a "qualified client" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any Interest in the Registrant.

                       CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following documents:

         Facing Sheet

         Explanatory Note

         Contents of Registration Statement

         Part A

         Part B

         Part C

         Signature Page

         Exhibits

                                     PART A

         Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.  FEE TABLE.

This table describes the fees and expenses that you will pay if you buy and hold Interests. Based on estimates of expenses for the fiscal year ending March 31, 2008.


Investor Transaction Expenses
   Sales Load (as percentage of offering price)                                         None

Annual Expenses (as a percentage of net assets attributable to Interests):
   Management Fee(1)                                                                    1.50%
   Interest Payments on Borrowed Funds                                                  0.02%
   Other Expenses(2)                                                                    0.12%
   Acquired Fund (Master Fund and Investment Funds)
   Fees and Expenses (3)                                                                6.73%
Total Annual Expenses(4)                                                                8.37%

---------------
(1) Includes the investment advisory fee of Excelsior Directional Hedge Fund of Funds Master Fund, LLC, a Delaware limited liability company that is also registered under the 1940 Act (the "Master Fund"), and the management fee paid by the Fund to U.S. Trust Hedge Fund Management, Inc., the investment adviser of the Master Fund (the "Adviser") (the "Management Fee"). The Management Fee is a quarterly fee of 0.125% (0.50% on an annualized basis) of the average net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date).

(2) Includes direct expenses of the Fund (other than the Management Fee).

(3) Includes the ordinary operating expenses of the Master Fund (other than the investment advisory fee of the Master Fund) that are expected to be borne by the Fund for the current fiscal year, and the fees and expenses of the private investment funds ("Investment Funds") in which the Master Fund intends to invest, based upon the anticipated net proceeds from this offering. Incentive fees or allocations paid to a portfolio manager generally are expected to range between 15% to 25% of the net capital appreciation (if any) in the assets managed by the portfolio manager. Fees and expenses of Investment Funds are based on historic fees and expenses. Future Investment Funds' fees and expenses may be higher or lower because certain fees are based on the performance of the Investment Funds, which may fluctuate over time. The amount of the Fund's average net assets used in calculating this percentage was based on assets of $307,419,606 as of February 28, 2007.

(4) The Adviser and the Fund have entered into an expense limitation and reimbursement agreement (the "Expense Limitation Agreement"). Under the terms of the Expense Limitation Agreement, the Adviser will pay or absorb (subject to the reimbursement described below) the ordinary operating expenses of the Fund (including the portion of the Master Fund's fees and expenses, but excluding any Investment Fund fees and expenses) to the extent necessary to limit the ordinary operating expenses of the Fund to 1.84% per annum of the Fund's average monthly net assets for three years (the "Expense Limitation"). In consideration of the Adviser's agreement to limit the Fund's expenses, the Fund will carry forward the amount of expenses paid or absorbed by the Adviser in excess of the Expense Limitation, for a period not to exceed three years from the end of the fiscal year in which the expense was incurred, and will reimburse the Adviser such amounts. Reimbursement will be made as promptly as possible, but only to the extent it does not cause the Fund's ordinary operating expenses for any year to exceed the Expense Limitation in effect at the time that the expense was paid or absorbed. The Expense Limitation Agreement will remain in effect until December 31, 2010 and continue thereafter until terminated by the Adviser or the Fund.

         The purpose of the table above and the example below is to assist an investor in understanding the various costs and expenses that an investor in the Fund will bear directly or indirectly.

                            Example                               1 Year       3 Years        5 Years       10 Years
                                                                  ------       -------        -------       --------

You would pay the following expenses on a $1,000 investment in
the Fund, assuming a 5% annual return:                             $18           $57            $244          $764

         The example above is based on the expenses set forth above and should not be considered a representation of future expenses. Actual expenses may be higher or lower than those shown and the actual rate of return may be greater or less than the hypothetical 5% return assumed in the examples.

         The Adviser bears all of its own costs incurred in providing investment advisory services and other services to the Master Fund and the Fund, including travel and other expenses related to the selection and monitoring of the select group of alternative asset managers who manage the Investment Funds (the "Investment Managers") and fees paid to CTC Consulting, Inc. ("CTC"), a company which provides investment research, analytical data and due diligence services to the Adviser.

         In consideration of the advisory and other services provided by the Adviser to the Master Fund, the Master Fund pays the Adviser a quarterly fee of 0.25% (1.00% on an annualized basis) of the Master Fund's net assets (the "Advisory Fee").

         "Net assets" means the total value of all assets of the Master Fund, less an amount equal to all accrued debts, liabilities and obligations of the Master Fund. The Advisory Fee will be computed based on the net assets of the Master Fund as of the start of business on the first business day of each quarter, after adjustment for any subscriptions effective on that date, and will be due and payable in arrears within five business days after the end of that quarter.

         The Fund bears its own expenses, and, indirectly through its investment in the Master Fund, a PRO RATA portion of the Master Fund's fees and expenses not otherwise borne by the Adviser, including, but not limited to: all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers, all costs and expenses directly related to portfolio transactions and positions for the Master Fund's account such as direct and indirect expenses associated with the Master Fund's investments, including its investments in Investment Funds or accounts managed by Investment Managers who manage assets directly for the Master Fund on a managed account basis ("Subadvisory Accounts"), transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Master Fund utilizes an Investment Manager who manages assets directly for the Master Fund on a managed account basis (a "Subadviser"), brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of Subadvisory Accounts; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged on behalf of the Fund; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; the Advisory Fee and the Management Fee payable to the Adviser; fees and travel-related expenses of the board of managers of the Master Fund who are not employees of the Adviser or any affiliate of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers of the Fund (the "Board").

         The Adviser and the Fund have entered into an expense limitation and reimbursement agreement (the "Expense Limitation Agreement"). Under the terms of the Expense Limitation Agreement, the Adviser has agreed to pay or absorb (subject to the reimbursement described below) the ordinary operating expenses of the Fund, to the extent necessary to limit the ordinary operating expenses of the Fund to 1.84% per annum of the Fund's average monthly net assets for three years (the "Expense Limitation"). In consideration of the Adviser's agreement to limit the Fund's expenses, the Fund will carry forward the amount of expenses paid or absorbed by the Adviser in excess of the Expense Limitation, for a period not to exceed three years from the end of the fiscal year in which the expense was incurred, and will reimburse the Adviser such amounts. Reimbursement will be made as promptly as possible, but only to the extent it does not cause the Fund's ordinary operating expenses for any year to exceed the Expense Limitation in effect at the time that the expense was paid or absorbed. The Expense Limitation Agreement will remain in effect until December 31, 2010 and continue thereafter until terminated by the Adviser or the Fund.

         The Investment Funds bear various expenses in connection with their operations. These expenses are similar to those incurred by the Fund and the Master Fund. The Investment Managers generally charge asset-based management fees to and receive performance-based allocations from the Investment Funds, which effectively will reduce the investment returns of the Investment Funds. These expenses, fees and allocations will be in addition to those incurred by the Fund and the Master Fund. As an investor in Investment Funds, the Master Fund will bear its PRO RATA share of the expenses and fees of the Investment Funds and will also be subject to performance allocations to the Investment Managers. The Fund will pay a PRO RATA of its share of these expenses and fees by virtue of investment in the Master Fund.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT.

         The Fund is a closed-end, non-diversified, management investment company that was organized as a limited liability company under the laws of the State of Delaware on February 26, 2007. Interests in the Fund are being issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act. Investments in the Fund may be made only by "accredited investors," as defined in Regulation D under the Securities Act, that have a net worth at the time of subscription of more than $1.5 million or such greater amount as may be required by applicable law or by the Board of Managers, in its sole discretion. The relevant investor qualifications for initial and subsequent subscriptions by investors will be set forth in a subscription agreement that must be completed by each prospective investor. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the Securities Act.

         INVESTMENT OBJECTIVES AND PRACTICES

         The Fund's investment objective is capital appreciation. In pursuing its investment objective, the Fund invests substantially all of its assets in the Master Fund, Excelsior Directional Hedge Fund of Funds Master Fund, LLC, a
Delaware limited liability company that is also registered under the 1940 Act. The Master Fund has the same investment objective and substantially the same investment policies as those of the Fund. This form of investment structure is commonly known as a "master/feeder fund" arrangement. The Adviser serves as investment adviser of the Master Fund and as manager to the Fund.

         As a fund of hedge funds, the Master Fund pursues its investment objective principally through a multi-manager, multi-strategy program of investment in a diverse group of Investment Funds, managed by the Investment Managers, a select group of alternative asset managers, that primarily invest or trade in a wide range of equity and debt securities, with the objective of significantly lowering the risk (volatility) from that which would be associated with investing with any single Investment Manager.

         Investment Managers are selected by the Adviser on the basis of various criteria, generally including, among other things, an analysis of: the
Investment Manager's reputation, experience and training; its expertise in a particular investment strategy or investment strategies; its articulation of, and adherence to, its investment philosophy; the presence and deemed effectiveness of the Investment Manager's risk management discipline; the structure of the Investment Manager's portfolio and the types of securities or other instruments held; its fee structure; on-site interviews of the Investment Manager's personnel; the quality and stability of the Investment Manager's organization, including internal and external professional staff; the Investment Manager's potential for performance or performance during various time periods and market cycles; and whether the Investment Manager has a significant personal investment in the investment program it pursues.

         The Adviser has entered into an agreement with CTC, a company with significant experience assisting institutional and private clients in identifying and evaluating private investment funds. Pursuant to this agreement, CTC provides the Adviser with investment research, analytical data and due diligence services, which the Adviser uses in evaluating prospective Investment Managers and in monitoring the strategies and investment performance of Investment Managers. CTC may make recommendations as to the selection of Investment Funds. However, the determinations of the Investment Funds in which the Master Fund invests are made solely by the Adviser. CTC is a wholly-owned subsidiary of U.S. Trust. Fees payable to CTC are paid by the Adviser and are not borne by the Master Fund or the Fund.

         Investment Managers selected by the Adviser generally conduct their investment programs through Investment Funds. Generally, Investment Funds are private investment funds that have investors other than the Master Fund. The Master Fund currently intends to invest its assets primarily in Investment Funds. However, although it does not currently intend to do so, it also may invest a portion of its assets directly pursuant to investment advisory agreements under which Investment Managers will be given discretionary authority to manage designated portions of the Master Fund's assets on a managed account basis. In addition, to facilitate the efficient investment of the Master Fund's assets, separate Investment Funds, which would be managed by one or more of the Investment Managers, may be created by the Master Fund. Generally, with respect to any such Investment Fund, an Investment Manager will serve as general partner and the Master Fund will be the sole limited partner. Investment Managers for which such an Investment Fund is formed and Investment Managers who manage assets directly for the Master Fund on a managed account basis are collectively referred to as "Subadvisers," and the accounts managed by Subadvisers are collectively referred to as "Subadvisory Accounts." Such Subadvisers would be retained in a manner consistent with the requirements of the 1940 Act.

         The Investment Managers utilized by the Master Fund may invest and trade in a wide range of instruments and markets and may pursue various investment strategies. Although the Investment Managers primarily invest and trade in equity and debt securities (domestic and foreign), they may also invest and trade in equity-related instruments, currencies, financial futures, and fixed-income and other debt-related instruments. In addition, the Investment Managers may sell securities short and use a wide range of other investment techniques. The Investment Managers are generally not limited in the markets (either by location or type, such as large capitalization, small capitalization or non-U.S. markets) in which they invest or the investment discipline that they may employ (such as value or growth or bottom-up or top-down analysis).

         The Investment Managers may use various investment techniques for hedging and non-hedging purposes. For example, an Investment Manager may sell securities short and purchase and sell options and futures contracts and engage in other derivative transactions. The use of these techniques may be an integral part of an Investment Manager's investment program, and involve certain risks. The Investment Managers may use leverage, which also entails risk. For purposes of complying with applicable investment restrictions and investment limitations imposed by the 1940 Act, the Master Fund will "look through" to the underlying investments of any Investment Account that the Master Fund may establish. However, Investment Funds in which the Master Fund invests are not subject to the investment restrictions of the Fund or the Master Fund and, unless registered under the 1940 Act, are not subject to any of the investment limitations imposed by the 1940 Act.

         The investment objective of the Fund is fundamental and may not be changed without a vote of a majority of the Fund's outstanding voting securities.

         FUNDAMENTAL INVESTMENT RESTRICTIONS:

         The Fund has adopted certain fundamental investment restrictions, which cannot be changed without the vote of a majority of the Fund's outstanding voting securities (as defined by the 1940 Act). In applying these restrictions, the Fund will aggregate its investments and transactions with those of each Investment Fund, if any, that is advised by a Subadviser. The Fund's fundamental investment restrictions are as follows:

               (1) The Fund will not invest 25% or more of the value of its total assets in the securities (other than U.S. Government Securities) of issuers engaged in any single industry. (This restriction does not apply to the Fund's investments in Investment Funds.)

               (2) The Fund will not issue senior securities representing stock, except that, to the extent permitted by the 1940 Act, (a) the Fund may borrow money from banks, brokers and other lenders, to finance portfolio transactions and engage in other transactions involving the issuance by the Fund of "senior securities" representing indebtedness, and (b) the Fund may borrow money from banks for temporary or emergency purposes or in connection with repurchases of, or tenders for, Interests.

               (3) The Fund will not underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities.

               (4) The Fund will not make loans of money or securities to other persons, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund's investment policies.

               (5) The Fund will not purchase or sell commodities or commodity contracts, except that it may purchase and sell foreign currency, options, futures and forward contracts, including those related to indexes, and options on indices, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

               (6) The Fund will not purchase, hold or deal in real estate, except that it may invest in securities that are secured by real estate or that are issued by companies that invest or deal in real estate.

         While it is in the current master/feeder structure, with respect to its own investment restrictions, the Fund will "look through" to the Master Fund's investments. To the extent the Fund "de-spokes" from the master/feeder structure, or otherwise establishes Subadvisory Accounts of its own, it will "look through" to the underlying investments of such Subadvisory Accounts for purposes of complying with such investment restrictions and limitations.

         The Master Fund has fundamental investment restrictions that are substantially the same as those of the Fund. These investment restrictions may not be changed by the Master Fund without the vote of a majority of the outstanding voting securities of the Master Fund. The investment restrictions and other policies described herein do not apply to Investment Funds, but are applicable to Subadvisory Accounts. If a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund's or the Master Fund's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy. With respect to these investment restrictions and other policies, the Fund will not look through the Investment Funds not managed by Subadvisers to their underlying securities.

         RISK FACTORS:

         The Fund's investment program is speculative and entails substantial risks. There can be no assurance that the Fund's investment objective will be achieved. The Fund's performance depends upon the performance of the Master Fund, which in turn will depend on the performance of the Investment Managers with which the Master Fund invests, and the Adviser's ability to select, allocate and reallocate effectively the Master Fund's assets among them. Each Investment Manager's use of leverage, short sales and derivative transactions, in certain circumstances, can result in significant losses. The value of an investment in the Fund will fluctuate with changes in the values of the Master Fund's investments.

         As a non-diversified investment company, there are no percentage limitations imposed by the 1940 Act on the portion of the Fund's assets that may be invested in the securities of any one issuer. As a result, the Fund's investment portfolio may be subject to greater risk and volatility than if investments had been made in the securities of a broader range of issuers.

         An investment in the Fund involves the following general risks:

         o Investing in the Fund can result in loss of invested capital. Use of leverage, short sales and derivative transactions by Investment Managers can result in significant losses to the Master Fund, and, indirectly, to the Fund.

         o    The  Master  Fund  is  a  non-diversified   fund  and  invests  in
              Investment  Funds  that  may  not  have   diversified   investment
              portfolios, thereby increasing investment risk.

         o There are special tax risks associated with an investment in the Fund.

         o Interests are not traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Liquidity will be provided to members of the Fund ("Members") only through repurchase offers made from time to time by the Fund. There is no assurance that a Member tendering an Interest for repurchase in connection with a repurchase offer made by the Fund will have that Interest repurchased in that repurchase offer.

         o An investor who meets the conditions imposed by the Investment Managers, including minimum initial investment requirements that may, in many cases, be substantially higher than $100,000, could invest directly in Investment Funds or with Investment Managers. By investing in Investment Funds indirectly through the Fund, a Member bears a PRO RATA portion of the asset-based fees and other expenses of the Fund, a PRO RATA portion of the asset-based fees and expenses of the Master Fund and also indirectly bears a PRO RATA portion of the asset-based fees, performance-based allocations and other expenses borne by the Master Fund as an investor in Investment Funds.

         o The fees and other expenses borne directly and indirectly by the Fund, including those of the Master Fund and the fees, expenses and performance-based allocations that are borne by the Master Fund as an investor in Investment Funds or Subadvisory Accounts may be higher than those of most other registered investment companies.

         Investing in Investment Funds involves special risks, including the following:

              o Investment Funds generally will not be registered as investment companies under the 1940 Act. Therefore, the Master Fund, as an investor in Investment Funds, will not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies, such as mutual funds.

              o An Investment Fund may, in some cases, concentrate its investments in a single industry or group of related industries. This increases the sensitivity of its investment returns to economic factors affecting that industry or group of industries.

              o The Adviser receives detailed information from each Investment Manager regarding its investment performance and investment strategy. The Adviser may have little or no means of independently verifying information provided by Investment Managers and thus, may not be able to ascertain whether Investment Managers are adhering to their disclosed investment strategies and their investment and risk management policies. An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser, which may involve risks that are not anticipated by the Adviser.

              o The board of managers of the Master Fund has approved procedures pursuant to which the Master Fund will value its investments in Investment Funds not managed by the Subadvisers at fair value. In accordance with these procedures, fair value of these investments ordinarily will be the value determined as of the end of the fiscal period by the Investment Manager of each Investment Fund in accordance with the Investment Fund's valuation policies and as reported by the Investment Manager. The Master Fund relies primarily on information provided by Investment Managers in valuing its investments in Investment Funds. There is a risk that inaccurate valuations provided by Investment Managers could adversely affect the value of Interests and the amounts Members receive upon the repurchase of Interests. Because Investment Funds provide net asset value information on a monthly basis, and may not provide detailed information on their investment positions except on an annual basis, the Master Fund generally will not be able to determine the fair value of its investments in Investment Funds or its net asset value other than as of the end of each month and may not be able to verify valuation information given to the Master Fund by Investment Managers (except in the case of Subadvisory Accounts).

              o Investment Managers typically charge asset-based management fees, and typically also are entitled to receive performance-based allocations. The Master Fund, as an investor in Investment Funds (or by retaining an Investment Manager to manage a Subadvisory Account), will be subject to these fees and allocations, which will reduce the investment returns of the Fund. These fees and allocations are in addition to the Management Fee the Fund pays to the Adviser and the advisory fee the Master Fund pays to the Adviser.

              o The performance-based allocations to Investment Managers may create an incentive for Investment Managers to make investments that are riskier or more speculative than those that might have been made in the absence of performance-based allocations. In addition, because a performance-based allocation is generally calculated on a basis that includes unrealized appreciation of an Investment Fund's assets, the allocation may be greater than if it were based solely on realized gains.

              o Each Investment Manager will receive any performance-based allocations to which it is entitled, irrespective of the performance of the other Investment Managers and the Master Fund generally. Accordingly, an Investment Manager with positive performance may receive performance-based compensation from the Master Fund, which is borne indirectly by Members, even if the Master Fund's overall returns are negative.

              o Investment decisions for Investment Funds are made by Investment Managers independently of each other. As a result, at any particular time, one Investment Fund may be purchasing shares of an issuer whose shares are being sold by another Investment Fund. Consequently, the Master Fund could incur indirectly certain transaction costs without accomplishing any net investment result.

              o To the extent the Master Fund purchases non-voting securities of an Investment Fund or waives its right to vote its securities with respect to Investment Funds, it will not be able to vote on matters that require the approval of the investors in the Investment Fund, including matters that could adversely affect the Master Fund's investment in the Investment Fund.

              o The Master Fund may make additional investments in or effect withdrawals from Investment Funds only at certain specified times. The Master Fund may not be able to withdraw its investment in an Investment Fund promptly after it has made a decision to do so, which may result in a loss and adversely affect the Fund's investment return.

              o Investment Funds may be permitted to distribute securities in kind to investors making withdrawals of capital. Upon the Master Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Master Fund may receive securities that are illiquid or difficult to value. In such circumstances, the Adviser would determine whether to attempt to liquidate the security, hold it in the Master Fund's portfolio or distribute it to investors in the Master Fund. In the event the Fund were to receive such securities from the Master Fund, it would be required to dispose of such securities immediately either through liquidation or by distributing such securities to Members in connection with a repurchase by the Fund of all or a portion of Interests in the Fund of Members.

         Investing in a master/feeder fund arrangement involves certain risks, including the following:

              o The Fund pursues its investment objective by investing in the Master Fund. The Fund does not have the right to withdraw its investment in the Master Fund. Instead, it may only do so through periodic repurchases by the Master Fund of the Fund's interests in the Master Fund. This may limit the ability of the Fund to make offers to repurchase Interests. In addition, the Fund may receive securities and other investments from the Master Fund in lieu of cash when it withdraws capital from the Master Fund. The Fund will incur expenses in liquidating investments received in connection with any in-kind distributions.

               o A change in the investment objective, policies or restrictions of the Master Fund may cause the Fund to withdraw its investment in the Master Fund. Alternatively, the Fund could seek to change its investment objective, policies or restrictions to conform to those of the Master Fund. The investment objective of the Master Fund may not be changed without the approval of investors in the Master Fund (including the Fund).

               o Interests in the Master Fund also may be held by investors other than the Fund. These investors may include other investment funds, including investment companies that, like the Fund, are registered under the 1940 Act, and other types of pooled investment vehicles. When investors in the Master Fund vote on matters affecting the Master Fund, the Fund could be outvoted by other investors. The Fund also may be indirectly adversely affected otherwise by other investors in the Master Fund.

              o Other investors in the Master Fund may offer shares (or interests) to their respective investors, if any, that have costs and expenses that differ from those of the Fund. Thus, the investment returns for investors in other funds that invest in the Master Fund may differ from the investment return of investors in the Fund.

ITEM 9.  MANAGEMENT

Item 9.1(a) BOARD OF MANAGERS: The Board of Managers of the Fund has overall responsibility for the management and supervision of the operations of the Fund, pursuant to the Delaware Limited Liability Fund Act, and approved the Fund's investment program on March 30, 2007. It exercises the same powers, authority and responsibility on behalf of the Fund as are customarily exercised by the board of directors of a registered investment company organized as a corporation, and has complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund's business.

              The Master Fund also has a board of managers that currently is comprised of the same persons who comprise the Board. The Master Fund's board of managers has overall responsibility for the management and supervision of the operations of the Master Fund.

Item 9.1(b) INVESTMENT ADVISER: The Adviser, U.S. Trust Hedge Fund Management, Inc., located at 225 High Ridge Road, Stamford Connecticut 06905, serves as the manager of the Fund and investment adviser of the Master Fund. The Adviser is a wholly-owned subsidiary of U.S. Trust. Through its subsidiaries, U.S. Trust provides investment management, fiduciary, financial planning and private banking services to affluent individuals, families and institutions nationwide.

              Founded in 1853, U.S. Trust is a wealth management company that provides planning, investment management, fiduciary and private banking services. Headquartered in New York City, U.S. Trust had approximately $112 billion in assets under management as of December 31, 2006, and serves affluent individuals, families and institutions through its offices in California, Connecticut, Delaware, the District of Columbia, Florida, Massachusetts, Minnesota, New Jersey, North Carolina, Oregon, Pennsylvania, Texas and Washington. Schwab is a publicly traded financial holding company and through its principal brokerage subsidiary, Charles Schwab & Co., Inc., is one of the nation's largest financial services firms, serving investors through the Internet, investor centers, regional customer telephone service centers and automated telephonic channels. Schwab recently entered into an agreement to sell its subsidiary, U.S. Trust, to the Bank of America Corporation ("Bank of America"), along with all of U.S. Trust's subsidiaries, including the Adviser. The transaction is subject to Federal Reserve Board and other regulatory approvals.

              Pursuant to an investment advisory agreement with the Master Fund (the "Advisory Agreement"), the Adviser is responsible for developing, implementing and supervising the Master Fund's investment program and providing day-to-day management services to the Master Fund. The Adviser is authorized, subject to the approval of the Master Fund's board of managers and members, to retain one or more other organizations, including its affiliates, to provide any or all of the services required to be provided by the Adviser to the Master Fund or to assist in providing these services. To the extent that the Adviser retains a sub-adviser to manage the assets of the Master Fund, the Adviser is responsible under the Advisory Agreement to review and supervise the services provided by the sub-adviser. In consideration for the services provided under the Advisory Agreement, the Master Fund pays the Adviser the Advisory Fee, a quarterly fee of 0.25% (1.00% on an annualized basis) of the average net assets of the Master Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date). The Advisory Fee is payable in arrears within five business days after the end of the quarter.

              The Adviser also provides various management and administrative services to the Fund pursuant to a management agreement with the Fund (the "Management Agreement"). These services include: providing office space and other support services to the Fund; maintaining and preserving certain records of the Fund; preparing and filing various materials with state and federal regulators; supervising services provided by the Fund's administrator, transfer agent and custodian; reviewing and arranging for payment of the Fund's expenses; reviewing subscription documents submitted by prospective investors; preparing communications and quarterly reports to Members; and coordinating the preparation of materials relating to meetings of the Board of Managers and meetings of Members. Under the Management Agreement, the Adviser also is responsible for the investment of the cash reserves of the Fund. In consideration for these services provided under the Management Agreement, the Fund pays the Adviser the Management Fee, a quarterly fee of 0.125% (0.50% on an annualized basis ) of the average net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date). The Management Fee is payable in arrears within five business days after the end of the quarter.

              A discussion regarding the basis for the approval by the board of managers of the Master Fund of the investment advisory agreement between the Adviser and the Master Fund is available in the Master Fund's semi-annual report to its members, for the semi-annual period ended September 30, 2006.


Item 9.1(c) PORTFOLIO MANAGEMENT: Spencer N. Boggess serves as portfolio manager of the Master Fund (the "Portfolio Manager"). As Portfolio Manager, Mr. Boggess is primarily responsible for the day-to-day management of the Master Fund's portfolio, subject to such policies as may be adopted by the board of managers of the Master Fund.

              From 2003 to the present, Mr. Boggess has served as President and Chief Executive Officer of the Adviser and as Portfolio Manager of the Master Fund. From 2000 to 2003, Mr. Boggess served as Co-Director of Research at CTC where he shared responsibility for sourcing, due diligence, portfolio construction and monitoring hedge fund managers for inclusion in the Fund and for CTC advisory clients.

              The Statement of Additional Information ("SAI") provides additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager's ownership of securities in the Fund.

Item 9.1(d) ADMINISTRATOR: J.D. Clark & Co. (the "Administrator") provides accounting and certain administrative and investor services to the Fund. The Administrator exclusively provides administrative and accounting services to private investment funds and funds of funds. Currently, it provides administrative and accounting services to 118 funds of funds, with aggregate assets of approximately $13.0 billion and 79 private investment funds, with aggregate assets of approximately $5.5 billion. Jeffrey D. Clark, the founder of the Administrator, has over 20 years of experience in accounting and operating matters for multi-strategy private investment funds and funds of funds. The Administrator's staff includes 38 professionals, 6 of whom are Certified Public Accountants. The Fund shall pay the Administrator a fee on a quarterly basis (the "Administration Fee") within ten days after the end of each calendar quarter. The Administration Fee shall be computed at 0.00025 of the Fund's net assets as of the first day of each calendar quarter on the first $150 million of net assets, plus 0.000125 of the Fund's net assets in excess of $150 million. The minimum fee paid to the Administrator is $3,000 per quarter and the maximum fee paid to the Administrator is $75,000 per quarter (subject to an annual revision for inflation). Similar services are provided by the Administrator to the Master Fund.

Item 9.1(e) CUSTODIANS: PFPC Trust Fund (the "Custodian") serves as custodian for the assets of the Fund. The Custodian's principal business address is 8800 Tinicum Boulevard, 4th Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk. The Administrator, J.D. Clark & Co., also serves as the transfer agent for Interests. The Administrator's principal business address is 2425 South Lincoln Avenue, Ogden, Utah 84401.

Item 9.1(f) EXPENSES: The Fund bears its own expenses and, indirectly through its investment in the Master Fund, a PRO RATA portion of the Master Fund's fees and expenses, not otherwise borne by the Adviser, including, but not limited to: all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers, all costs and expenses directly related to portfolio transactions and positions for the Master Fund's account such as direct and indirect expenses associated with the Master Fund's investments, including its investments in Investment Funds or Subadvisory Accounts, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Master Fund utilizes a Subadviser, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of Subadvisory Accounts; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged on behalf of the Fund; audit and tax preparation fees and expenses;
              administrative  expenses  and fees;  custody  and escrow  fees and expenses; the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; the Advisory Fee and the Management Fee payable to the Adviser; fees and travel-related expenses of the board of managers of the Master Fund who are not employees of the Adviser or any affiliate of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers.

Item 9.1(g) AFFILIATED BROKERAGE: Transactions for any Investment Fund organized by the Fund will not be effected on a principal basis with any U.S. Trust affiliate (a "U.S. Trust Affiliate"). However, U.S. Trust Affiliates may effect brokerage transactions for such an Investment Fund. These transactions would be effected in accordance with procedures adopted by the Fund pursuant to Section 17(e) of the 1940 Act and Rule 17e-1 thereunder. Among other things, Section 17(e) and those procedures provide that when acting as broker for the Fund in connection with the sale of securities to or by the Fund, U.S. Trust Affiliates may receive compensation not exceeding the following limits: (i) if the sale is effected on a securities exchange, the compensation may not exceed the "usual and customary broker's commission" (as defined in Rule 17e-1 under the 1940 Act); (ii) if the sale is effected in connection with a secondary distribution of securities, the compensation cannot exceed 2% of the sale price; and (iii) the compensation for sales otherwise effected cannot exceed 1% of the sales price. Rule 17e-1 defines a "usual and customary broker's commission" as one that is fair compared to the commission received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on an exchange during a comparable period of time.

Item 9.2      NON-RESIDENT MANAGERS: Not Applicable

Item 9.3 CONTROL PERSONS: As of May 1, 2007, there are no persons who are deemed to be a control person of the Registrant.

ITEM 10.  CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

ITEM 10.1.  CAPITAL STOCK

         The Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for Federal income tax purposes. An investor in the Fund will be a Member and his or her rights in the Fund will be established and governed by the limited liability company agreement of the Fund (the "LLC Agreement") which is attached as Appendix A hereto. The following is a summary description of certain provisions of the LLC Agreement. The description of such provisions is not definitive and reference should be made to the complete text of the LLC Agreement.

         The security purchased by an Investor is an Interest, a limited liability company interest in the Fund. All Interests shall be fully paid and nonassessable. Investors shall have no preemptive or other rights to subscribe for any additional Interests.

         The management and operation of the Fund and its business and affairs will be vested solely in a board of managers, and the members of the Board will be the "managers" of the Fund (each, a "Manager," and collectively, the "Managers"). In no event shall any Member, in his or her capacity as such, have any role in the management of the Fund's affairs. The Members shall have power to vote only: (i) for the election of Managers as provided in the following paragraph; (ii) with respect to any amendment of the LLC Agreement, to the extent and as provided therein; and (iii) with respect to such additional matters relating to the Fund as may be required by the LLC Agreement, applicable law or as the Board may consider necessary or desirable. With respect to any matter requiring the vote of Members, the Members shall vote in proportion to the value of their respective capital accounts as of the record date applicable to the consideration of such matter.

         There will normally be no meetings of Members for the purpose of electing Managers except that, in accordance with the 1940 Act: (i) the Fund will hold a meeting of Members for the election of Managers at such time as less than a majority of the Managers holding office have been elected by Members; and
(ii) if, as a result of a vacancy on the Board, less than two-thirds of the members of the Board holding office have been elected by the Members, that vacancy may be filled only by a vote of the Members.

         The Board may admit Members to the Fund from time to time upon the execution by a prospective investor of an appropriate signature page to the LLC Agreement or upon the completion and execution, and the acceptance of the same by the Board, of a subscription agreement in a form specified by the Board from time to time. The Board has the right to refuse to accept investments in the Fund for any reason. Interests will be issued only in a transaction or transactions not requiring registration under the Securities Act.

         The Fund may be dissolved (i) by written determination of the Board to dissolve the Fund; (ii) by vote of the Members of the Fund holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members, or (iii) as required by applicable law. The Board will call a meeting of Members for the purpose of determining whether the Fund should be dissolved in the event that the Fund does not at least once during any two-year period beginning on the date on which any Member has submitted, in accordance with procedures specified in the LLC Agreement, notice requesting to tender its entire Interest for repurchase.

ITEM 10.2.  LONG-TERM DEBT.

         Not applicable.

ITEM 10.3.  GENERAL.

         Not applicable.

ITEM 10.4.  TAXES.

              The following is a summary of certain aspects of the income taxation of the Fund and its Members which should be considered by a prospective Member. The Fund has not sought a ruling from the Internal Revenue Service (the "Service") or any other Federal, state or local agency with respect to any of the tax issues affecting the Fund, nor has it obtained an opinion of counsel with respect to any Federal tax issues other than the characterization of the Fund as a partnership for Federal tax purposes.

              This summary of certain aspects of the Federal income tax treatment of the Fund is based upon the Code, judicial decisions, Treasury Regulations (the "Regulations") and rulings in existence on the date hereof, all of which are subject to change. This summary does not discuss the impact of various proposals to amend the Code which could change certain of the tax consequences of an investment in the Fund. This summary also does not discuss all of the tax consequences that may be relevant to a particular investor or to certain investors subject to special treatment under the Federal income tax laws, such as insurance companies.

              EACH PROSPECTIVE MEMBER SHOULD CONSULT WITH ITS OWN TAX ADVISOR IN ORDER FULLY TO UNDERSTAND THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE FUND.

              In addition to the particular matters set forth in this section, tax-exempt organizations should review carefully those sections herein regarding liquidity and other financial matters to ascertain whether the investment objectives of the Fund are consistent with their overall investment plans. Each prospective tax-exempt Member is urged to consult its own counsel regarding the acquisition of Interests.

TAX TREATMENT OF THE REORGANIZATION

              Pursuant to the reorganization of the Fund into a master/feeder structure (the "Reorganization"), the Master Fund, formerly known as Excelsior Directional Hedge Fund of Funds, LLC, merged with a subsidiary of the Fund, and Members holding interests in the Master Fund at such time (each, a "Reorganization Member") received interests in the Fund in exchange for their interests in the Master Fund. As a result, Reorganization Members became Members of the Fund, which initially owned all of the interests in the Master Fund.

              The Fund will receive an opinion of Schulte Roth & Zabel LLP, counsel to the Fund, that under the provisions of the Code and the Regulations, as in effect on the date of the opinion, as well as under the relevant authority interpreting the Code and the Regulations, and based upon certain representations of the Board of Managers, the Reorganization should not result in taxable income to the Fund, the Master Fund or the Reorganization Members. This opinion is not binding on the Service or the courts. Each Member should consult with its own tax advisors with respect to the Federal, state and local tax consequences of the Reorganization.

              Reorganization Members may be specially allocated items of income, deduction, gain, loss or credit attributable to property deemed contributed in the Reorganization to the extent of the difference, if any, between the book value and the adjusted tax basis of the property at the time of such contribution. Such items will be allocated when realized or if certain in-kind distributions are made within seven years of the Reorganization. Each Reorganization Member's adjusted tax basis in its interest in the Fund will be the same as the adjusted tax basis the Reorganization Member had in its interest in the Master Fund immediately prior to the Contribution.

              If a partner who has contributed appreciated property to a partnership receives a distribution of any other property or cash within two years of the contribution, based on the applicable facts and circumstances, the distribution may cause the partner to recognize gain as of the original date of contribution with respect to his or her contributed securities under the "disguised sale" provisions of Section 707(a)(2)(B) of the Code. Based on the legislative history of the disguised sale provisions and the relevant tax regulations, it is not expected that semi-annual repurchases of interests by the Fund will be treated as disguised sales for these purposes. A Reorganization Member will be required to report to the Internal Revenue Service distributions received from the Fund which occur within two years from the date of the Reorganization that are not treated as disguised sales.

TAX TREATMENT OF FUND OPERATIONS

              CLASSIFICATION OF THE FUND. The Fund will receive an opinion of Schulte Roth & Zabel LLP, counsel to the Fund, that under the provisions of the Code and the Regulations, as in effect on the date of the opinion, as well as under the relevant authority interpreting the Code and the Regulations, and based upon certain representations of the Board of Managers, the Fund will be classified as a partnership for Federal tax purposes and not as an association taxable as a corporation.

              Under Section 7704 of the Code, "publicly traded partnerships" are generally treated as corporations for Federal tax purposes. A publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). Interests in the Fund will not be traded on an established securities market. Regulations concerning the classification of partnerships as publicly traded partnerships (the "Section 7704 Regulations") provide certain safe harbors under which interests in a partnership will not be considered readily tradable on a secondary market (or the substantial equivalent thereof). The Fund may not be eligible for any of those safe harbors. In particular, it will not qualify under the private placement safe harbor set forth in the Section 7704 Regulations if the Fund has more than 100 Members.

              The Section 7704 Regulations specifically provide that the fact that a partnership does not qualify for the safe harbors is disregarded for purposes of determining whether interests in a partnership are readily tradable on a secondary market (or the substantial equivalent thereof). Rather, in this event the partnership's status is examined under a general facts and circumstances test. Schulte Roth & Zabel LLP also will render its opinion that, under this "facts and circumstances" test, and based upon the anticipated operations of the Fund as well as the legislative history to Section 7704, the text of the Section 7704 Regulations and certain representations of the Board of Managers, the interests in the Fund will not be readily tradable on a secondary market (or the substantial equivalent thereof) and, therefore, that the Fund will not be treated as a publicly traded partnership taxable as a corporation.

              Neither of the opinions of counsel described above, however, is binding on the Service or the courts. If it were determined that the Fund should be treated as an association or a publicly traded partnership taxable as a corporation for Federal tax purposes (as a result of a successful challenge to such opinions by the Service, changes in the Code, the Regulations or judicial interpretations thereof, a material adverse change in facts, or otherwise), the taxable income of the Fund would be subject to corporate income tax when recognized by the Fund; distributions of such income, other than in certain redemptions of Interests, would be treated as dividend income when received by Members to the extent of the current or accumulated earnings and profits of the Fund; and Members would not be entitled to report profits or losses realized by the Fund.

              UNLESS OTHERWISE INDICATED, REFERENCES IN THE FOLLOWING DISCUSSION OF THE TAX CONSEQUENCES OF FUND INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF THE FUND, AND THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF IT BEING AN INVESTOR IN THE MASTER FUND OR AS A RESULT OF THE MASTER FUND'S INVESTMENTS IN AN INVESTMENT FUND OR OTHER SUBADVISORY ACCOUNT THAT IS TREATED AS A PASS THROUGH ENTITY FOR FEDERAL INCOME TAX PURPOSES (AN "INVESTMENT PARTNERSHIP").

              As a partnership, the Fund is not itself subject to Federal income tax. The Fund files an annual partnership information return with the Service which reports the results of operations. Each Member is required to report separately on its income tax return its distributive share of the Fund's net long-term capital gain or loss, net short-term capital gain or loss and all other items of ordinary income or loss. Each Member is taxed on its distributive share of the Fund's taxable income and gain regardless of whether it has received or will receive a distribution from the Fund.

              ALLOCATION OF PROFITS AND LOSSES. Under the LLC Agreement, the Fund's net profit or net loss for each fiscal period is allocated among Members and to their capital accounts without regard to the amount of income or loss actually recognized by the Fund for Federal income tax purposes. The LLC Agreement provides that items of income, deduction, gain, loss or credit actually recognized by the Fund for each fiscal year generally are to be allocated for income tax purposes among Members pursuant to the principles of Regulations issued under Sections 704(b) and 704(c) of the Code, based upon amounts of the Fund's net profit or net loss allocated to each Member's capital account for the current and prior fiscal years.

              Under the LLC Agreement, the Board of Managers has the discretion to allocate specially an amount of the Fund's ordinary income and/or capital gain (including short-term capital gain) and deductions, ordinary loss and/or capital loss (including long-term capital loss) for Federal income tax purposes to a withdrawing Member to the extent that the Member's capital account exceeds, or is less than, as the case may be, its Federal income tax basis in its partnership interest. There can be no assurance that, if the Board of Managers makes any such special allocations, the Service will accept such allocations. If such allocations are successfully challenged by the Service, the Fund's tax items allocable to the remaining Members would be affected.

TAX CONSEQUENCES TO A WITHDRAWING MEMBER

              A Member receiving a cash liquidating distribution from the Fund, in connection with a complete withdrawal from the Fund, generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such Member and such Member's adjusted tax basis in its partnership interest. Such capital gain or loss will be short-term, long-term, or some combination of both, depending upon the timing of the Member's contributions to the Fund. However, a withdrawing Member will recognize ordinary income to the extent such Member's allocable share of the Fund's "unrealized receivables" exceeds the Member's basis in such unrealized receivables (as determined pursuant to the Regulations). For these purposes, accrued but untaxed market discount, if any, on securities held by the Fund will be treated as an unrealized receivable, with respect to which a withdrawing Member would recognize ordinary income. A Member receiving a cash nonliquidating distribution will recognize income in a similar manner only to the extent that the amount of the distribution exceeds such Member's adjusted tax basis in its partnership interest.

              As discussed above, the LLC Agreement provides that the Board of Managers may specially allocate items of Fund ordinary income and/or capital gain (including short-term capital gain) and deductions, ordinary loss and/or capital loss (including long-term capital loss) to a withdrawing Member to the extent its capital account would otherwise exceed or be less than, as the case may be, its adjusted tax basis in its partnership interest. Such a special allocation of income or gain may result in the withdrawing Member recognizing ordinary income and/or capital gain, which may include short-term capital gain, in the Member's last taxable year in the Fund, thereby reducing the amount of long-term capital gain recognized during the tax year in which it receives its liquidating distribution upon withdrawal. Such a special allocation of deduction or loss may result in the withdrawing Member recognizing ordinary loss and/or capital loss, which may include long-term capital loss, in the Member's last taxable year in the Fund, thereby reducing the amount of short-term capital loss recognized during the tax year in which it receives its liquidating distribution upon withdrawal.

TAX TREATMENT OF FUND INVESTMENTS

              IN GENERAL. The Fund expects to act as a trader or investor, and not as a dealer, with respect to its securities transactions. A trader and an investor are persons who buy and sell securities for their own accounts. A dealer, on the other hand, is a person who purchases securities for resale to customers rather than for investment or speculation.

              Generally, the gains and losses realized by a trader or an investor on the sale of securities are capital gains and losses. Capital gains and losses recognized by the Fund may be long-term or short-term depending, in general, upon the length of time the Fund maintains a particular investment position and, in some cases, upon the nature of the transaction. Property held for more than one year generally will be eligible for long-term capital gain or loss treatment. The application of certain rules relating to short sales, to so-called "straddle" and "wash sale" transactions and to Section 1256 Contracts (defined below) may serve to alter the treatment of the Fund's securities positions.

              The Fund may also realize ordinary income and losses with respect to its transactions. The Fund may hold debt obligations with "original issue discount." In such case the Fund would be required to include amounts in taxable income on a current basis even though receipt of such amounts may occur in a subsequent year.

              The maximum ordinary income tax rate for individuals is 35%(1) and, in general, the maximum individual income tax rate for "Qualified Dividends"(2) and long-term capital gains is

----------------------------
(1)  This rate is scheduled to increase to 39.6% in 2011.

(2) A "Qualified Dividend" is generally a dividend from certain domestic corporations, and from certain foreign corporations that are either eligible for the benefits of a comprehensive income tax treaty with the United States

15%(3)(unless the taxpayer elects to be taxed at ordinary rates - see "Limitation on Deductibility of Interest and Short Sale Expenses" below), although in all cases the actual rates may be higher due to the phase out of certain tax deductions, exemptions and credits. The excess of capital losses over capital gains may be offset against the ordinary income of an individual taxpayer, subject to an annual deduction limitation of $3,000. Capital losses of an individual taxpayer may generally be carried forward to succeeding tax years to offset capital gains and then ordinary income (subject to the $3,000 annual limitation). For corporate taxpayers, the maximum income tax rate is 35%. Capital losses of a corporate taxpayer may be offset only against capital gains, but unused capital losses may be carried back three years (subject to certain limitations) and carried forward five years. More specific discussion of the tax treatment of various Fund investments is provided in the SAI.

FOREIGN TAXES

              It is possible that certain dividends and interest directly or indirectly received by the Fund from sources within foreign countries will be subject to withholding taxes imposed by such countries. In addition, the Fund or an Investment Partnership may also be subject to capital gains taxes in some of the foreign countries where they purchase and sell securities. Tax treaties between certain countries and the United States may reduce or eliminate such taxes. It is impossible to predict in advance the rate of foreign tax the Fund will directly or indirectly pay since the amount of the Fund's assets to be invested in various countries is not known.

              The Members will be informed by the Fund as to their proportionate share of the foreign taxes paid by the Fund or an Investment Partnership, which they will be required to include in their income. The Members generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or, if they itemize their deductions, a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their Federal income taxes. A Member that is tax-exempt will not ordinarily benefit from such credit or deduction.

UNRELATED BUSINESS TAXABLE INCOME

              Generally, an exempt organization is exempt from Federal income tax on its passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership in which it is a partner.(4) This type of income is exempt even if it is realized from securities trading activity which constitutes a trade or business.

              This general exemption from tax does not apply to the UBTI of an exempt organization. Generally, except as noted above with respect to certain categories of exempt trading activity, UBTI includes income or gain derived (either directly or through partnerships) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization's exempt

--------------------------
     or are readily tradable on an established securities market in the United States. Interests must be held for certain holding periods in order for a dividend thereon to be a Qualified Dividend.

(3) The maximum individual long-term capital gains tax rate is 20% for sales or exchanges on or after January 1, 2011. The 15% maximum individual tax rate on Qualified Dividends is scheduled to expire on December 31, 2010.

(4) With certain exceptions, tax-exempt organizations which are private foundations are subject to a 2% Federal excise tax on their "net investment income." The rate of the excise tax for any taxable year may be reduced to 1% if the private foundation meets certain distribution requirements for the taxable year. A private foundation will be required to make payments of estimated tax with respect to this excise tax.

purpose or function. UBTI also includes "unrelated debt-financed income," which generally consists of: (i) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is "acquisition indebtedness" at any time during the taxable year; and
(ii) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is "acquisition indebtedness" at any time during the twelve-month period ending with the date of such disposition. With respect to its investments in partnerships engaged in a trade or business, or in certain private claims, or in certain fundings of reorganization plans, the Fund's income (or loss) from these investments may constitute UBTI.

              The Fund may incur "acquisition indebtedness" with respect to certain of its transactions, such as the purchase of securities on margin. Based upon a published ruling issued by the Service which generally holds that income and gain with respect to short sales of publicly traded stock does not constitute income from debt financed property for purposes of computing UBTI, the Fund will treat its short sales of securities as not involving "acquisition indebtedness" and therefore not resulting in UBTI.(5) To the extent the Fund recognizes income (I.E., dividends and interest) from securities with respect to which there is "acquisition indebtedness" during a taxable year, the percentage of such income which will be treated as UBTI generally will be based on the percentage which the "average acquisition indebtedness" incurred with respect to such securities is of the "average amount of the adjusted basis" of such securities during the taxable year.

              To the extent the Fund recognizes gain from securities with respect to which there is "acquisition indebtedness" at any time during the twelve-month period ending with the date of their disposition, the percentage of such gain which will be treated as UBTI will be based on the percentage which the highest amount of such "acquisition indebtedness" is of the "average amount of the adjusted basis" of such securities during the taxable year. In determining the unrelated debt-financed income of the Fund, an allocable portion of deductions directly connected with the Fund's debt-financed property is taken into account. Thus, for instance, a percentage of losses from debt-financed securities (based on the debt/basis percentage calculation described above) would offset gains treated as UBTI.

              Since the calculation of the Fund's "unrelated debt-financed income" is complex and will depend in large part on the amount of leverage used by the Fund from time to time,(6) it is impossible to predict what percentage of the Fund's income and gains will be treated as UBTI for a Member which is an exempt organization. An exempt organization's share of the income or gains of the Fund which is treated as UBTI may not be offset by losses of the exempt organization either from the Fund or otherwise, unless such losses are treated as attributable to an unrelated trade or business (E.G., losses from securities for which there is acquisition indebtedness).

              To the extent that the Fund generates UBTI, the applicable Federal tax rate for such a Member generally would be either the corporate or trust tax rate depending upon the nature of the particular exempt organization. An exempt organization may be required to support, to the satisfaction of the Service, the method used to calculate its UBTI. The Fund will be required to report to a Member which is an exempt organization information as to the portion of its income and gains from the Fund for each year which will be treated as UBTI. The calculation of such amount with respect to transactions

----------------------
(5) Moreover, income realized from option writing and futures contract transactions generally would not constitute UBTI.

(6) The calculation of a particular exempt organization's UBTI would also be affected if it incurs indebtedness to finance its investment in the Fund. An exempt organization is required to make estimated tax payments with respect to its UBTI.

entered into by the Fund is highly complex, and there is no assurance that the Fund's calculation of UBTI will be accepted by the Service.

              In general, if UBTI is allocated to an exempt organization such as a qualified retirement plan or a private foundation, the portion of the Fund's income and gains which is not treated as UBTI will continue to be exempt from tax, as will the organization's income and gains from other investments which are not treated as UBTI. Therefore, the possibility of realizing UBTI from its investment in the Fund generally should not affect the tax-exempt status of such an exempt organization.(7) In addition, a charitable remainder trust will be subject to a 100% excise tax on any UBTI under Section 664(c) of the Code.(8) A title-holding company will not be exempt from tax if it has certain types of UBTI. Moreover, the charitable contribution deduction for a trust under Section 642(c) of the Code may be limited for any year in which the trust has UBTI. A prospective investor should consult its tax advisor with respect to the tax consequences of receiving UBTI from the Fund. A discussion of certain issues pertaining to specific exempt organizations is provided in the SAI.

STATE AND LOCAL TAXATION

              In addition to the Federal income tax consequences described above, prospective investors should consider potential state and local tax consequences of an investment in the Fund. State and local tax laws differ in the treatment of limited liability companies such as the Fund. A few jurisdictions may impose entity level taxes on a limited liability company if it is found to have sufficient contact with that jurisdiction. Such taxes are frequently based on the income and capital of the entity that is allocated to the jurisdiction. Although there can be no assurance, the Fund intends to conduct its activities so that it will not be subject to entity level taxation by any state or local jurisdiction.

              State and local laws often differ from Federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A Member's distributive share of the taxable income or loss of the Fund generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which it is a resident. A partnership in which the Fund acquires an interest may conduct business in a jurisdiction which will subject to tax a Member's share of the partnership's income from that business and may cause Members to file tax returns in those jurisdictions. Prospective investors should consult their tax advisors with respect to the availability of a credit for such tax in the jurisdiction in which that Member is a resident.

              One or more states may impose reporting requirements on the Fund and/or its Members in a manner similar to that described in the SAI, under "Tax Shelter Reporting Requirements." Investors should consult with their own advisors as to the applicability of such rules in jurisdictions which may require or impose a filing requirement.

CONNECTICUT TAXATION

              Day Pitney LLP, special Connecticut tax counsel to the Fund, is expected to advise the Fund that, as a partnership for Federal income tax purposes, it will be treated as follows with regard to

-----------------------
(7) Certain exempt organizations which realize UBTI in a taxable year will not constitute "qualified organizations" for purposes of
     Section 514(c)(9)(B)(vi)(I) of the Code, pursuant to which, in limited circumstances, income from certain real estate partnerships in which such organizations invest might be treated as exempt from UBTI. A prospective tax-exempt Member should consult its tax adviser in this regard.

(8) For taxable years beginning prior to January 1, 2007, a charitable remainder trust is not exempt from Federal income tax under Section 664(c) of the Code for any such year in which it has UBTI.

Connecticut taxation. The Fund will not be subject to Connecticut income taxation. Moreover, an individual Member who is not a resident of Connecticut will not be subject to Connecticut Personal Income Tax with respect to his or her share of the Fund's income derived solely from its purchases and sales of intangible property for its own account. Connecticut imposes a tax payment obligation on certain limited liability companies with respect to members that are individual non-Connecticut residents. Accordingly, the Fund may be required to withhold on the distributive shares of Connecticut source limited liability company income allocable to such Members to the extent it does not constitute income derived solely from its purchases and sales of intangible property for its own account.

              Corporate Members not otherwise subject to Connecticut Corporation Business Tax will not be subject to Connecticut Corporation Business Tax solely by virtue of their investment in the Fund, provided that the Fund qualifies as an "investment partnership" under C.G.S. Section 12-213(26). An "investment partnership" is defined generally to include certain limited liability companies that meet the gross income requirement of Section 851(b)(2) of the Code. Even if the Fund does not qualify as an "investment partnership," a corporate Member not otherwise subject to Connecticut Corporation Business Tax will not be subject to such Tax on its share of the Fund's net income provided that the Fund's activities consist solely of the purchase or sale of intangible property for its own account. In that case, however, the corporate Member will be subject to Connecticut Corporation Business Tax on its share of the capital base of the Fund apportioned to Connecticut. Corporate Members otherwise subject to Connecticut Corporation Business Tax also will be taxed on their share of the Fund's income and will include their share of the Fund's apportionment factors in computing their own apportionment fraction.

              A corporation or trust exempt from Federal income tax by reason of the nature of its activities similarly will generally be exempt from the Connecticut Corporation Business Tax with respect to its share of the Fund's income. Connecticut does, however, impose an Unrelated Business Income of Nonprofit Corporations Tax with respect to the UBTI of such exempt corporation or trust.

ITEM 10.5.  OUTSTANDING SECURITIES.

         On or after the date of filing of this Registration Statement, the Interests will be issued to Members of the Fund.

ITEM 10.6.  SECURITIES RATINGS.

         Not applicable.

ITEM 11.  DEFAULTS AND ARREARS ON SENIOR SECURITIES.

         Not applicable.

ITEM 12.  LEGAL PROCEEDINGS.

         None.

ITEM 13.  TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

         Not applicable.

                                     PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

ITEM 14.  COVER PAGE.

         Not applicable.

ITEM 15.  TABLE OF CONTENTS.

         Not applicable.

ITEM 16.  GENERAL INFORMATION AND HISTORY.

         Not applicable.

ITEM 17.  INVESTMENT OBJECTIVE AND POLICIES.

         Part A contains basic information about the investment objective, policies and limitations of the Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Fund.

EQUITY SECURITIES

         Investment Managers' investment portfolios may include long and short positions in common stocks, preferred stocks and convertible securities of U.S. and foreign issuers. Investment Managers also may invest in depository receipts relating to foreign securities. (SEE "Foreign Securities" below.) Equity securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

         Investment Managers may invest in equity securities without restriction as to market capitalization, such as those issued by smaller capitalization companies, including micro cap companies. The prices of the securities of smaller companies may be subject to more abrupt or erratic market movements than larger, more established companies, because these securities typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects. Investment Managers may purchase securities in all available securities trading markets.

         COMMON STOCKS. Common stocks are shares of a corporation or other entity that entitle the holder to a PRO RATA share of the profits, if any, of the entity without preference over any other shareholder or claim of shareholders, after making required payments to holders of the entity's preferred stock and other senior equity. Common stock usually carries with it the right to vote and frequently an exclusive right to do so.

         PREFERRED STOCKS. Preferred stock generally has a preference as to dividends and upon the event of liquidation, over an issuer's common stock, but it ranks junior to debt securities in an issuer's capital structure. Preferred stock generally pays dividends in cash (or additional shares of preferred stock) at a defined rate, but unlike interest payments on debt securities, preferred stock dividends are payable only if declared by the issuer's board of directors. Dividends on preferred stock may be cumulative, meaning that, in the event the issuer fails to make one or more dividend payments on the preferred stock, no dividends may be paid on the issuer's common stock until all unpaid preferred stock dividends have been paid. Preferred stock may also be subject to optional or mandatory redemption provisions.

         CONVERTIBLE SECURITIES. Convertible securities are bonds, debentures, notes, preferred stocks or other securities that may be converted into or exchanged for a specified amount of common stock of the same or different issuer within a particular period of time at a specified price or formula. A convertible security entitles the holder to receive interest that is generally paid or accrued on debt or a dividend that is paid or accrued on preferred stock until the convertible security matures or is redeemed, converted or exchanged. Convertible securities have unique investment characteristics, in that they generally: (i) have higher yields than common stocks, but lower yields than comparable non-convertible securities, (ii) are less subject to fluctuation in value than the underlying common stock due to their fixed-income characteristics and (iii) provide the potential for capital appreciation if the market price of the underlying common stock increases.

         The value of a convertible security is a function of its "investment value" (determined by its yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and its "conversion value" (the security's worth, at market value, if converted into the underlying common stock). The investment value of a convertible security is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors may also have an effect on the convertible security's investment value. The conversion value of a convertible security is determined by the market price of the underlying common stock. If the conversion value is low relative to the investment value, the price of the convertible security is governed principally by its investment value. Generally, the conversion value decreases as the convertible security approaches maturity. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible security will be increasingly influenced by its conversion value. A convertible security generally will sell at a premium over its conversion value by the extent to which investors place value on the right to acquire the underlying common stock while holding a fixed-income security.

         A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security's governing instrument. If a convertible security held by an Investment Fund is called for redemption, the Investment Fund will be required to permit the issuer to redeem the security, convert it into the underlying common stock or sell it to a third party. Any of these actions could have an adverse effect on an Investment Fund's ability to achieve its investment objective, which, in turn, could result in losses to the Master Fund.

BONDS AND OTHER FIXED-INCOME SECURITIES

         Investment Managers may invest in bonds and other fixed-income securities. Investment Managers will invest in these securities when they offer opportunities for capital appreciation and may also invest in these securities for temporary defensive purposes and to maintain liquidity.

         Fixed-income securities include, among other securities: bonds, notes and debentures issued by corporations; debt securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities ("U.S. Government Securities") or by a foreign government; municipal securities; and mortgage-backed and asset-backed securities. These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations. Fixed-income securities are subject to the risk of the issuer's inability to meet principal and interest payments on its obligations (I.E., credit risk) and are subject to price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (I.E., market risk).

         Investment Managers may invest in both investment grade and non-investment grade debt securities. Investment grade debt securities are securities that have received a rating from at least one nationally recognized statistical rating organization ("NRSRO") in one of the four highest rating categories or, if not rated by any NRSRO, have been determined by the Adviser to be of comparable quality. Non-investment grade debt securities (typically called "junk bonds") are securities that have received a rating from a NRSRO of below investment grade or have been given no rating, and are considered by the NRSRO to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal. Non-investment grade debt securities in the lowest rating categories may involve a substantial risk of default or may be in default. Adverse changes in economic conditions or developments regarding the individual issuer are more likely to cause price volatility and weaken the capacity of the issuers of non-investment grade debt securities to make principal and interest payments than is the case for higher grade debt securities. An economic downturn affecting an issuer of non-investment grade debt securities may result in an increased incidence of default. In addition, the market for lower grade debt securities may be thinner and less active than for higher grade debt securities.

FOREIGN SECURITIES

         Investment Managers may invest in securities of foreign issuers and in depository receipts, such as American Depository Receipts ("ADRs"), that represent indirect interests in securities of foreign issuers. Foreign securities in which Investment Managers may invest may be listed on foreign securities exchanges or traded in foreign over-the-counter markets. Investments in foreign securities are affected by risk factors generally not thought to be present in the U.S. These factors include, but are not limited to, the following: varying custody, brokerage and settlement practices; difficulty in pricing; less public information about issuers of foreign securities; less governmental regulation and supervision over the issuance and trading of securities than in the U.S.; the unavailability of financial information regarding the foreign issuer or the difficulty of interpreting financial information prepared under foreign accounting standards; less liquidity and more volatility in foreign securities markets; the possibility of expropriation or nationalization; the imposition of withholding and other taxes; adverse political, social or diplomatic developments; limitations on the movement of funds or other assets of an Investment Fund between different countries; difficulties in invoking legal process abroad and enforcing contractual obligations; and the difficulty of assessing economic trends in foreign countries. Moreover, governmental issuers of foreign securities may be unwilling to repay principal and interest due, and may require that the conditions for payment be renegotiated. Investment in foreign countries also involves higher brokerage and custodian expenses than does investment in domestic securities.

         Other risks of investing in foreign securities include changes in currency exchange rates (in the case of securities that are not denominated in U.S. dollars) and currency exchange control regulations or other foreign or U.S. laws or restrictions, or devaluations of foreign currencies. A decline in the exchange rate would reduce the value of certain of an Investment Fund's foreign currency denominated portfolio securities irrespective of the performance of the underlying investment. In addition, an Investment Fund may incur costs in connection with conversion between various currencies. The foregoing risks may be greater in emerging industrialized and less developed countries.

         An Investment Manager may enter into forward currency exchange contracts ("forward contracts") for hedging purposes and non-hedging purposes to pursue its investment objective. Forward contracts are transactions involving an Investment Fund's obligation to purchase or sell a specific currency at a future date at a specified price. Forward contracts may be used by an Investment Fund for hedging purposes to protect against uncertainty in the level of future foreign currency exchange rates, such as when an Investment Fund anticipates purchasing or selling a foreign security. This technique would allow the Investment Fund to "lock in" the U.S. dollar price of the security. Forward contracts may also be used to attempt to protect the value of an Investment Fund's existing holdings of foreign securities. There may be, however, imperfect correlation between an Investment Fund's foreign securities holdings and the forward contracts entered into with respect to those holdings. Forward contracts may also be used for non-hedging purposes to pursue an Investment Fund's investment objective, such as when an Investment Manager anticipates that particular foreign currencies will appreciate or depreciate in value, even though securities denominated in those currencies are not then held in the Investment Fund's investment portfolio. There is no requirement that the Investment Funds hedge all or any portion of their exposure to foreign currency risks.

LEVERAGE

         Borrowing by Investment Funds and the Master Fund for investment purposes (a practice known as "leverage") is a speculative practice that involves certain risks. Some or all of the Investment Managers may make margin purchases of securities and, in that regard, borrow money from brokers and banks for investment purposes.

         Trading equity securities on margin involves an initial cash requirement representing at least 50% of the underlying security's value with respect to transactions in U.S. markets and varying (typically lower) percentages with respect to transactions in foreign markets. Borrowings to purchase equity securities typically will be secured by the pledge of those securities. The financing of securities purchases may also be effected through reverse repurchase agreements with banks, brokers and other financial institutions.

         Although leverage will increase investment return if an Investment Fund earns a greater return on the investments purchased with borrowed funds than it pays for the use of those funds, the use of leverage will decrease investment return if an Investment Fund fails to earn as much on investments purchased with borrowed funds as it pays for the use of those funds. The use of leverage will therefore magnify the volatility of changes in the value of an investment in the Investment Funds. In the event that an Investment Fund's equity or debt instruments decline in value, the Investment Fund could be subject to a "margin call" or "collateral call," pursuant to which the Investment Fund must either deposit additional collateral with the lender or suffer mandatory liquidation of the pledged securities to compensate for the decline in value. In the event of a sudden, precipitous drop in value of an Investment Fund's assets, the Investment Manager might not be able to liquidate assets quickly enough to pay off its borrowing. Money borrowed for leveraging will be subject to interest costs that may or may not be recovered by return on the securities purchased. The Investment Manager also may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit; either of these requirements would increase the cost of borrowing over the stated interest rate.

         The 1940 Act requires an investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness (the "Asset Coverage Requirement"). This means that the value of the investment company's total indebtedness may not exceed one-third the value of its total assets (including such indebtedness). These limits do not apply to Investment Funds that are not managed by a Subadviser and, therefore, the Master Fund's portfolio may be exposed to the risk of highly leveraged investment programs of certain Investment Funds and the volatility of the value of Interests may be great.

         In order to obtain "leveraged" market exposure in certain investments and to increase overall returns, an Investment Manager may purchase options and other synthetic instruments that do not constitute "indebtedness" for purposes of the Asset Coverage Requirement. These instruments may nevertheless involve significant economic leverage and therefore may, in some cases, involve significant risk of loss.

SHORT SALES

         Some or all of the Investment Managers may attempt to limit an Investment Fund's exposure to a possible market decline in the value of its portfolio securities through short sales of securities that the Investment Manager believes possess volatility characteristics similar to those being hedged. In addition, the Investment Managers may use short sales for non-hedging purposes to pursue their investment objectives. For example, an Investment Fund may "short" a security of a company if, in the Investment Manager's view, the security is over-valued in relation to the issuer's prospects for earnings growth.

         To effect a short sale, the Investment Manager will borrow a security from a brokerage firm to make delivery to the buyer. The Investment Fund is then obligated to replace the borrowed security by purchasing it at the market price at the time of replacement. The price at such time may be more or less than the price at which the security was sold by the Investment Manager, which would result in a loss or gain, respectively. These techniques are speculative and, in certain circumstances, can substantially increase the impact of adverse price movements on an Investment Fund's portfolio. A short sale of a security involves the risk of an unlimited increase in the market price of the security, which could result in an inability to cover the short position and thus a theoretically unlimited loss. There can be no assurance that securities necessary to cover a short position will be available for purchase.

         An Investment Fund may also make short sales against-the-box, in which it sells short securities it owns or has the right to obtain without payment of additional consideration. If an Investment Fund makes a short sale against-the-box, it will be required to set aside securities equivalent in kind and amount to the securities sold short (or securities convertible or exchangeable into those securities) and will be required to hold those securities while the short sale is outstanding. An Investment Fund will incur transaction costs, including interest expenses, in connection with opening,
maintaining  and  closing  short  sales   against-the-box.

REVERSE  REPURCHASE AGREEMENTS

         Reverse repurchase agreements involve a sale of a security by an Investment Fund to a bank or securities dealer and the Investment Fund's simultaneous agreement to repurchase that security for a fixed price (reflecting a market rate of interest) on a specific date. These transactions involve a risk that the other party to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Investment Fund. Reverse repurchase transactions are a form of leverage, which may also increase the volatility of an Investment Fund's investment portfolio.

FOREIGN CURRENCY TRANSACTIONS

         The Investment Managers may engage in foreign currency transactions for a variety of purposes, including to fix in U.S. dollars, between trade and settlement date, the value of a security an Investment Fund has agreed to buy or sell, or to hedge the U.S. dollar value of securities the Investment Fund already owns, particularly if the Investment Manager expects a decrease in the value of the currency in which the foreign security is denominated.

         Foreign currency transactions may involve, for example, the purchase of foreign currencies for U.S. dollars or the maintenance of short positions in foreign currencies, which would involve an Investment Fund agreeing to exchange an amount of a currency it did not currently own for another currency at a future date in anticipation of a decline in the value of the currency sold relative to the currency the Investment Fund contracted to receive in the exchange. An Investment Manager's success in these transactions will depend principally on its ability to predict accurately the future exchange rates between foreign currencies and the U.S. dollar.

MONEY MARKET INSTRUMENTS

         Each Investment Manager may invest, for defensive purposes or otherwise, some or all of an Investment Fund's assets in high quality fixed-income securities, money market instruments, and money market mutual funds, or hold cash or cash equivalents in such amounts as the Investment Manager deems appropriate under the circumstances. Pending allocation of the offering proceeds and thereafter, from time to time, the Master Fund also may invest in these instruments. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. Government Securities, commercial paper, certificates of deposit and bankers' acceptances issued by domestic branches of United States banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

PURCHASING INITIAL PUBLIC OFFERINGS

         The Investment Managers may purchase securities of companies in initial public offerings or shortly thereafter. Special risks associated with these securities may include a limited number of shares available for trading, unseasoned trading, lack of investor knowledge of the issuer, and limited operating history. These factors may contribute to substantial price volatility for the shares of these companies and, thus, for Interests. The limited number of shares available for trading in some initial public offerings may make it more difficult for an Investment Fund to buy or sell significant amounts of shares without an unfavorable impact on prevailing market prices. In addition, some companies in initial public offerings are involved in relatively new industries or lines of business, which may not be widely understood by investors. Some of these companies may be undercapitalized or regarded as developmental stage companies, without revenues or operating income, or the near-term prospects of achieving them.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

         The Investment Managers may utilize a variety of special investment instruments and techniques (described below) to hedge the portfolios of the Investment Funds against various risks (such as changes in interest rates or other factors that affect security values) or for non-hedging purposes to pursue an Investment Fund's investment objective. These strategies may be executed through derivative transactions. The instruments the Investment Managers may use and the particular manner in which they may be used may change over time as new instruments and techniques are developed or regulatory changes occur. Certain of the special investment instruments and techniques that the Investment Managers may use are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

         DERIVATIVES. Some or all of the Investment Managers may invest in, or enter into, derivatives ("Derivatives"). These are financial instruments which derive their performance, at least in part, from the performance of an underlying asset, index or interest rate. Derivatives can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular Derivative and the portfolio as a whole. Derivatives permit an Investment Manager to increase or decrease the level of risk of an investment portfolio, or change the character of the risk, to which an investment portfolio is exposed in much the same way as the Investment Manager can increase or decrease the level of risk, or change the character of the risk, of an investment portfolio by making investments in specific securities.

         Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in Derivatives could have a large potential impact on an Investment Fund's performance.

         If an Investment Manager invests in Derivatives at inopportune times or judges market conditions incorrectly, such investments may lower the Investment Fund's return or result in a loss. An Investment Fund also could experience losses if Derivatives are poorly correlated with its other investments, or if an Investment Manager is unable to liquidate its position because of an illiquid secondary market. The market for many Derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for Derivatives.

         OPTIONS AND FUTURES. The Investment Managers may utilize options and futures contracts. They also may use so-called "synthetic" options or other derivative instruments written by broker-dealers or other permissible financial intermediaries. Options transactions may be effected on securities exchanges or in the over-the-counter market. When options are purchased over-the-counter, the Investment Fund's portfolio bears the risk that the counterparty that wrote the option will be unable or unwilling to perform its obligations under the option contract. Such options may also be illiquid and, in such cases, an Investment Manager may have difficulty closing out its position. Over-the-counter options purchased and sold by the Investment Managers also may include options on baskets of specific securities.

         The Investment Managers may purchase call and put options on specific securities, and may write and sell covered or uncovered call and put options for hedging purposes and non-hedging purposes to pursue their investment objectives. A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the underlying security at a stated exercise price at any time prior to the expiration of the option. Similarly, a call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security at a stated exercise price at any time prior to the expiration of the option. A covered call option is a call option with respect to which an Investment Fund owns the underlying security. The sale of such an option exposes an Investment Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security or to possible continued holding of a security that might otherwise have been sold to protect against depreciation in the market price of the security. A covered put option is a put option with respect to which cash or liquid securities have been placed in a segregated account on an Investment Fund's books or with the Investment Fund's custodian to fulfill the obligation undertaken. The sale of such an option exposes an Investment Fund during the term of the option to a decline in price of the underlying security while depriving the Investment Fund of the opportunity to invest the segregated assets.

         An Investment Manager may close out a position when writing options by purchasing an option on the same security with the same exercise price and expiration date as the option that it has previously written on the security. An Investment Fund will realize a profit or loss if the amount paid to purchase an option is less or more, as the case may be, than the amount received from the sale thereof. To close out a position as a purchaser of an option, an Investment Manager would ordinarily make a similar "closing sale transaction," which involves liquidating the Investment Fund's position by selling the option previously purchased, although the Investment Manager would be entitled to exercise the option should it deem it advantageous to do so.

         The Investment Funds may use Derivatives that are subject to regulation by the Commodity Futures Trading Commission (the "CFTC"). However, the Master Fund has claimed an exclusion from the definition of the term commodity pool operator under CFTC Rule 4.5 promulgated under the Commodity Exchange Act, as amended (the "Act") and therefore, is not subject to registration or regulation under the Act.

         The Investment Managers may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United States. Foreign markets may offer advantages such as trading opportunities or arbitrage possibilities not available in the United States. Foreign markets, however, may have greater risk potential than domestic markets. For example, some foreign exchanges are principal markets so that no common clearing facility exists and an investor may look only to the broker for performance of the contract. In addition, any profits an Investment Manager might realize in trading could be eliminated by adverse changes in the exchange rate, or an Investment Fund could incur losses as a result of those changes. Transactions on foreign exchanges may include both commodities which are traded on domestic exchanges and those which are not. Unlike trading on domestic commodity exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

         Engaging in these transactions involves risk of loss to the Investment Funds which could adversely affect the value of the Master Fund's net assets and result in a loss to the Fund. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting the Investment Funds to substantial losses.

         Successful use of futures also is subject to the Investment Manager's ability to predict correctly movements in the direction of the relevant market, and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

         Pursuant to regulations or published positions of the Securities and Exchange Commission (the "Commission"), a Subadviser may be required to segregate permissible liquid assets in connection with its commodities transactions in an amount generally equal to the value of the underlying commodity. The segregation of such assets will have the effect of limiting the Subadviser's ability otherwise to invest those assets.

         Some or all of the Investment Managers may purchase and sell stock index futures contracts for the Investment Funds. A stock index future obligates an Investment Fund to pay or receive an amount of cash equal to a fixed dollar amount specified in the futures contract multiplied by the difference between the settlement price of the contract on the contract's last trading day and the value of the index based on the stock prices of the securities that comprise it at the opening of trading in such securities on the next business day.

         Some or all of the Investment Managers may purchase and sell interest rate futures contracts for the Investment Funds. An interest rate future obligates an Investment Fund to purchase or sell an amount of a specific debt security at a future date at a specific price.

         Some or all of the Investment Managers may purchase and sell currency futures. A currency future obligates an Investment Fund to purchase or sell an amount of a specific currency at a future date at a specific price.

         CALL AND PUT OPTIONS ON SECURITIES INDICES. Some or all of the Investment Managers may purchase and sell for the Investment Funds call and put options on stock indices listed on national securities exchanges or traded in the over-the-counter market for hedging purposes and non-hedging purposes to pursue its investment objective. A stock index fluctuates with changes in the market values of the stocks included in the index. Accordingly, successful use by the Investment Manager of options on stock indexes will be subject to the Investment Manager's ability to predict correctly movements in the direction of the stock market generally or of a particular industry or market segment. This requires different skills and techniques than predicting changes in the price of individual stocks.

         WARRANTS AND RIGHTS. Warrants are derivative instruments that permit, but do not obligate, the holder to subscribe for other securities or commodities. Rights are similar to warrants, but normally have a shorter duration and are offered or distributed to shareholders of a company. Warrants and rights do not carry with them the right to dividends or voting rights with respect to the securities that they entitle the holder to purchase, and they do not represent any rights in the assets of the issuer. As a result, warrants and rights may be considered more speculative than certain other types of equity-like securities. In addition, the values of warrants and rights do not necessarily change with the values of the underlying securities or commodities and these instruments cease to have value if they are not exercised prior to their expiration dates.

         SWAP AGREEMENTS. Some or all of the Investment Managers may enter into equity, interest rate, index and currency rate swap agreements on behalf of the Investment Funds. These transactions are entered into in an attempt to obtain a particular return when it is considered desirable to do so, possibly at a lower cost than if an Investment Fund had invested directly in the asset that yielded the desired return. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than a year. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," I.E., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index. Forms of swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates exceed a specified rate or "cap"; interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates fall below a specified level or "floor"; and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

         Most swap agreements entered into by the Investment Fund would require the calculation of the obligations of the parties to the agreements on a "net basis." Consequently, an Investment Fund's current obligations (or rights) under a swap agreement generally will be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the "net amount"). The risk of loss with respect to swaps is limited to the net amount of interest payments that an Investment Fund is contractually obligated to make. If the other party to a swap defaults, an Investment Fund's risk of loss consists of the net amount of payments that the Investment Fund contractually is entitled to receive.

LENDING PORTFOLIO SECURITIES

         Some or all of the Investment Managers may lend securities from their portfolios to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions. The lending portfolio continues to be entitled to payments in amounts equal to the interest, dividends or other distributions payable on the loaned securities which affords it an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral. Loans of portfolio securities by a Subadviser may not exceed 33-1/3% of the value of an Investment Fund's total assets, and, in respect of such transactions, the Investment Fund will receive collateral consisting of cash, U.S. Government Securities or irrevocable letters of credit which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. An Investment Fund might experience loss if the institution with which the Investment Fund has engaged in a portfolio loan transaction breaches its agreement with the Investment Fund.

WHEN-ISSUED AND FORWARD COMMITMENT SECURITIES

         Some or all of the Investment Managers may purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis in order to hedge against anticipated changes in interest rates and prices. These transactions involve a commitment by an Investment Fund to purchase or sell securities at a future date (ordinarily one or two months later). The price of the underlying securities, which is generally expressed in terms of yield, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date. No income accrues on securities that have been purchased pursuant to a forward commitment or on a when-issued basis prior to delivery to the Investment Fund. When-issued securities and forward commitments may be sold prior to the settlement date. If an Investment Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it may incur a gain or loss. These transactions, when effected by the Master Fund and by an Investment Fund managed by a Subadviser, will be subject to the Master Fund's limitation on indebtedness unless, at the time the transaction is entered into, a segregated account consisting of cash, U.S. Government Securities or liquid securities equal to the value of the when-issued or forward commitment securities is established and maintained. There is a risk that securities purchased on a when-issued basis may not be delivered and that the purchaser of securities sold by an Investment Manager on a forward basis will not honor its purchase obligation. In such cases, an Investment Fund may incur a loss.

RESTRICTED AND ILLIQUID INVESTMENTS

         Although it is anticipated that most Investment Funds will invest primarily in publicly traded securities, they generally may invest a portion of the value of their total assets in restricted securities and other investments which are illiquid. Restricted securities are securities that may not be sold to the public without an effective registration statement under the Securities Act or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration.

         Where registration is required to sell a security, an Investment Fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Investment Manager may be permitted to sell a security under an effective registration statement. If, during such period, adverse market conditions were to develop, an Investment Fund might obtain a less favorable price than prevailed when it decided to sell. For Investment Funds which are managed by a Subadviser, restricted securities for which no market exists and other illiquid investments are valued at fair value, as determined in accordance with procedures approved and periodically reviewed by the board of managers of the Master Fund. Investment Managers may be unable to sell restricted and other illiquid securities at the most opportune times or at prices approximating the value at which they purchased such securities.

          In addition, the Master Fund's interests in unregistered Investment Funds are themselves illiquid and subject to substantial restrictions on transfer. The Master Fund may liquidate an interest and withdraw from an unregistered Investment Fund pursuant to limited withdrawal rights. The illiquidity of these interests may adversely affect the Master Fund were it to have to sell interests at an inopportune time.

NON-DIVERSIFIED STATUS

          The Fund is a "non-diversified" investment company. Thus, there are no percentage limitations imposed by the 1940 Act on the percentage of the Fund's assets that may be invested in the securities of any one issuer. The Fund will invest substantially all of its assets in the Master Fund, which plans to invest not more than 10% of the value of the Master Fund's total assets (measured at the time of purchase) in the securities of a single company or in a single Investment Fund. The Adviser believes that this approach helps to reduce overall investment risk.

BORROWING

          The Fund and the Master Fund are authorized to borrow money to meet repurchase requests and for cash management purposes. Any borrowings by the Fund or the Master Fund, including borrowings by the Master Fund on behalf of Subadvisory Accounts, are subject to a 300% asset coverage requirement under the 1940 Act. Although the Fund and Master Fund are also authorized to borrow money for investment purposes (a practice known as "leverage"), neither the Fund nor the Master Fund presently intend to engage in such leverage, and if such leverage is undertaken, neither of the Fund or the Master Fund will make additional investments while such leverage exceeds 5% of the net assets of the applicable fund. Investment Funds, other than Investment Funds that are registered under the 1940 Act, are not subject to 1940 Act borrowing limitations and may borrow money for investment and other purposes. Leverage is a speculative practice that involves certain risks. The Master Fund maintains a revolving credit facility to facilitate its ability to provide liquidity to the Fund and other investors in the Master Fund.

INCENTIVE ALLOCATION

              Each Investment Manager generally will receive performance-based allocations, expected to range from 15% to 25% of net profits. The performance-based allocation that will be received by an Investment Manager may create an incentive for the Investment Manager to make investments that are riskier or more speculative than those that might have been made in the absence of the performance-based allocation. In addition, because the performance-based allocation will be calculated on a basis that includes realized and unrealized appreciation of an Investment Fund's assets, the performance-based allocation may be greater than if it were based solely on realized gains. The fees and other expenses borne by the Master Fund, including the performance-based allocations indirectly payable by the Master Fund as a result of its investments in Investment Funds, are higher than those of other registered investment companies.

LIQUIDITY RISKS

              Interests are not traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Although the Fund may offer to repurchase Interests from time to time, a Member may not be able to liquidate its Interest in the Fund for an extended period of time. The

Adviser expects that it will recommend to the Board of Managers that the Fund offer to repurchase Interests from members twice each year, effective at the end of June and December.

DISTRIBUTIONS TO MEMBERS AND PAYMENT OF TAX LIABILITY

              The Fund does not intend to make periodic distributions of its net income or gains, if any, to Members. Whether or not distributions are made, Members are required each year to pay applicable Federal and state income taxes on their respective shares of the Fund's taxable income, and will have to pay applicable taxes from other sources. The amount and times of any distributions will be determined in the sole discretion of the Board of Managers.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

              The Investment Funds generally will not be registered as investment companies under the 1940 Act and, therefore, the Fund, as an indirect investor in these Investment Funds, will not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies, such as mutual funds. Although the Adviser receives detailed information from each Investment Manager regarding its investment performance and investment strategy. However, the Adviser may have little or no means of independently verifying this information. An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser, which may involve risks that are not anticipated by the Adviser.

              The Master Fund relies primarily on information provided by Investment Managers in valuing its investments in Investment Funds and determining the value of Interests, and thus, there is a risk that inaccurate valuations provided by Investment Managers could indirectly adversely affect the value of Interests and the amounts Members receive upon the repurchase of Interests.

              For the Fund to complete its tax reporting requirements and to provide an audited annual report to Members, it must receive information on a timely basis from the Master Fund, which in turn receives such information from the Investment Managers. The Investment Manager's delay in providing this information could delay the Fund's preparation of tax information for investors, which might require Members to seek extensions on the time to file their tax returns, or could delay the preparation of the Fund's annual report.

              An investor who meets the conditions imposed by the Investment Managers, including minimum initial investment requirements that may be substantially higher than those imposed by the Fund, could invest directly with the Investment Managers. By investing in the Investment Funds indirectly through the Fund, an investor bears a PRO RATA portion of the asset-based fee and other expenses of the Fund, a PRO RATA portion of the asset-based fees and other expenses of the Master Fund and also indirectly bears a pro RATA portion of the asset-based fees, performance-based allocations and other expenses borne by the Master Fund as an investor in Investment Funds.

              Each Investment Manager receives any performance-based allocations to which it is entitled irrespective of the performance of the other Investment Managers and the Master Fund generally. Accordingly, an Investment Manager with positive performance may receive compensation from the Master Fund, and thus indirectly from the investors in the Fund, even if the Master Fund's overall returns are negative. Investment decisions of the Investment Funds are made by the Investment Managers independently of each other. As a result, at any particular time, one Investment Fund may be purchasing shares of an issuer whose shares are being sold by another Investment Fund. Consequently, the Master

Fund could directly or indirectly incur certain transaction costs without accomplishing any net investment result.

              The Master Fund may make additional investments in or effect withdrawals from Investment Funds only at certain times pursuant to limitations set forth in the governing documents of the Investment Funds. Therefore, the Master Fund may not be able to withdraw its investment in an Investment Fund promptly after it has made a decision to do so, which may result in a loss to the Master Fund and adversely affect the Fund's investment return. Additionally, the Master Fund from time to time may have to invest some of its assets temporarily in money market securities or, subject to the limitations of the 1940 Act, money market funds, due to these limitations.

              To the extent the Master Fund holds non-voting securities of an Investment Fund or irrevocably waives its right to vote its securities with respect to Investment Funds, it will not be able to vote on matters that require the approval of the investors in the Investment Fund, including a matter that could adversely affect the Master Fund's investment in the Investment Fund.

              Investment Funds may be permitted to redeem their interests in kind. Thus, upon the Master Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Master Fund may receive securities that are illiquid or difficult to value. In the event the Fund were to receive such securities from the Master Fund, it would be required to dispose of such securities immediately either through liquidation or by distributing such securities to Members in connection with a repurchase by the Fund of all or a portion of Interests of Members.

              A noncorporate investor's share of the Master Fund's investment expenses attributable to the Fund (including (i) asset-based fees at the Master Fund, Fund and the Investment Fund level, and (ii) performance-based allocations at the Investment Fund level) may be subject to certain limitations on deductibility for regular Federal income tax purposes and may be completely disallowed for purposes of determining the noncorporate investor's alternative minimum tax liability.

              The Master Fund may agree to indemnify certain of the Investment Funds and their Investment Managers from any liability, damage, cost or expense arising out of, among other things, certain acts or omissions relating to the offer or sale of the Interests.

OTHER CONSIDERATIONS

              Other investors in the Master Fund may alone or collectively acquire sufficient voting interests in the Master Fund to control matters relating to the operation of the Master Fund. If other investors control the Master Fund, it could adversely affect the Fund's ability to meet repurchase requests, which requires the cooperation of the Master Fund's board of managers, could result in a change to the Master Fund's investment objective, or could have other adverse consequences to the Fund. As a result, the Fund could be required to withdraw its investment in the Master Fund or take other appropriate action. Any such withdrawal could result in an in-kind distribution of securities (as opposed to a cash distribution from the Master Fund). If securities and other noncash assets are distributed, the Fund would incur brokerage, tax, or other charges in converting those assets to cash.

MASTER-FEEDER STRUCTURES

              The Fund does not invest directly in individual securities. Instead, it invests substantially all of its investable assets in the Master Fund. The Master Fund, in turn, purchases, holds and sells investments in accordance with its investment objectives and policies. The Board of Managers of the Fund believes that the fees and expenses of the Fund (including its share of the fees and expenses of the

Master Fund as an investor in the Master Fund) will be less than or approximately equal to the expenses that the Fund would incur if its assets were invested directly in securities and other investments. The Fund does not have the right to withdraw its investment in the Master Fund. Instead, it may do so only through periodic repurchases by the Master Fund of its interests in the Master Fund. This may limit the ability of the Fund to make offers to repurchase Interests. In addition, the Fund may receive securities and other investments from the Master Fund in lieu of cash when it withdraws capital from the Master Fund. The Fund will incur expenses in liquidating investments received in connection with any in-kind distributions. A change in the investment objective, policies or restrictions of the Master Fund may cause the Fund to seek to have repurchased its interests in the Master Fund. Alternatively, the Fund could seek to change its investment objective, policies or restrictions to conform to those of the Master Fund. The investment objective of the Master Fund may not be changed without the approval of investors in the Master Fund (including the Fund). These investors may include other types of pooled investment vehicles that may or may not be investment companies registered under the 1940 Act.


ITEM 18.  MANAGEMENT.

---------------------- --------------------- --------------------------------- ------------------- ------------------------

NAME, AGE, AND         TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS     OTHER DIRECTORSHIPS
POSITION WITH THE      LENGTH OF TIME        PAST 5 YEARS                      IN FUND COMPLEX     HELD BY MANAGERS
FUND                   SERVED                                                  OVERSEEN BY
                                                                               MANAGER
---------------------- --------------------- --------------------------------- ------------------- ------------------------

                                                  DISINTERESTED MANAGERS

---------------------- --------------------- --------------------------------- ------------------- ------------------------
Gene M. Bernstein
(59)                   Term - Indefinite;    Director of NIC Holding Corp.;            6           Excelsior Directional
                       Length - Since        Consultant and Principal of                           Hedge Fund of Funds
Manager                March 30, 2007        Northville Industries, a                              Master Fund, LLC
                                             petroleum marketing,
                                             distribution, trading and
                                             storage company and                                   Excelsior Directional
                                             wholly-owned subsidiary of NIC                        Hedge Fund of Funds
                                             Holding Corp (7/02 to present);                       (TE), LLC
                                             Dean of the Skodnek Business
                                             Development Center at Hofstra
                                             University (7/00 to 6/01).                            Excelsior Private
                                                                                                   Equity Fund II, Inc.


                                                                                                   Excelsior Venture
                                                                                                   Partners III, LLC


                                                                                                   Excelsior Venture
                                                                                                   Investors III, LLC
---------------------- --------------------- --------------------------------- ------------------- ------------------------

                                                           B-14

---------------------- --------------------- --------------------------------- ------------------- ------------------------

NAME, AGE, AND         TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS     OTHER DIRECTORSHIPS
POSITION WITH THE      LENGTH OF TIME        PAST 5 YEARS                      IN FUND COMPLEX     HELD BY MANAGERS
FUND                   SERVED                                                  OVERSEEN BY
                                                                               MANAGER
---------------------- --------------------- --------------------------------- ------------------- ------------------------
Victor F. Imbimbo,
Jr. (54)               Term - Indefinite;    President and CEO of Merlin               6           Excelsior Directional
                       Length - Since        Insights (1/06 to present);                           Hedge Fund of Funds
Manager                March 30, 2007        President of North America                            Master Fund, LLC
                                             TBWA/WorldHealth, a global
                                             marketing agency (10/02 to
                                             present); Founder, President                          Excelsior Directional
                                             and Chief Executive Officer,                          Hedge Fund of Funds
                                             Bedrock Communications, Inc., a                       (TE), LLC
                                             consulting company, addressing
                                             the merger of traditional and
                                             digital communications                                Excelsior Private
                                             solutions (1998 to 2002).  Mr.                        Equity Fund II, Inc.
                                             Imbimbo serves as  Board member
                                             of Worldwide Excellence, an
                                             infomercial company.                                  Excelsior Venture
                                                                                                   Partners III, LLC


                                                                                                   Excelsior Venture
                                                                                                   Investors III, LLC
---------------------- --------------------- --------------------------------- ------------------- ------------------------
Stephen V. Murphy
(61)                   Term - Indefinite;    President of S.V. Murphy & Co.,           6           Excelsior Directional
                       Length - Since        an investment banking firm                            Hedge Fund of Funds
Manager                March 30, 2007        (1/91 to present). Director of                        Master Fund, LLC
                                             the First of Long Island
                                             Corporation and the First
                                             National Bank of Long Island;                         Excelsior Directional
                                             Director of Bowne & Co., Inc.,                        Hedge Fund of Funds
                                             a financial printing company.                         (TE), LLC


                                                                                                   Excelsior Private
                                                                                                   Equity Fund II, Inc.


                                                                                                   Excelsior Venture
                                                                                                   Partners III, LLC


                                                                                                   Excelsior Venture
                                                                                                   Investors III, LLC
---------------------- --------------------- --------------------------------- ------------------- ------------------------

                                                    INTERESTED MANAGER

---------------------- --------------------- --------------------------------- ------------------- ------------------------
David R. Bailin
(47)                   Term - Indefinite;    Managing Director of U.S.                  3          Excelsior Directional
                       Length - Since        Trust's Alternative Investment                        Hedge Fund of Funds
Manager*               March 30, 2007        Division (since 9/06);                                Master Fund, LLC
                                             co-founder of Martello
                                             Investment Management, a hedge
                                             fund-of-funds specializing in                         Excelsior Directional
                                             trading strategies (2/02 to                           Hedge Fund of Funds
                                             9/06); Chief Operating Officer                        (TE), LLC
                                             and Partner of Violy, Byorum
                                             and Partners, LLC, an
                                             investment banking firm                               Excelsior Absolute
                                             focusing on Latin America (1/00                       Return Fund of Funds,
                                             to 1/02).                                             LLC


                                                                                                   Excelsior Absolute
                                                                                                   Return Fund of Funds
                                                                                                   Master Fund, LLC
---------------------------------------------------------------------------------------------------------------------------

                                                          B-15

---------------------- --------------------- --------------------------------- ------------------- ------------------------

NAME, AGE, AND         TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS     OTHER DIRECTORSHIPS
POSITION WITH THE      LENGTH OF TIME        PAST 5 YEARS                      IN FUND COMPLEX     HELD BY MANAGERS
FUND                   SERVED                                                  OVERSEEN BY
                                                                               MANAGER
---------------------- --------------------- --------------------------------- ------------------- ------------------------

                                              OFFICERS WHO ARE NOT MANAGERS

---------------------- --------------------- --------------------------------- ------------------- ------------------------
Spencer N. Boggess     Term - Indefinite     President and Chief Executive            N/A                    N/A
(40)                   Length - Since        Officer of U.S. Trust Hedge
                       March 30, 2007        Fund Management, Inc. and
Chief Executive                              Portfolio Manager of the Master
Officer                                      Fund (7/03 to present); Senior
                                             V.P. and Director of Research, CTC
                                             Consulting, Inc. (10/00 to 6/03).
---------------------- --------------------- --------------------------------- ------------------- ------------------------
Mohan Badgujar         Term - Indefinite     Vice President of USTCNA (10/05          N/A                    N/A
(48)                   Length - Since        to present); Managing Partner
                       March 30, 2007        of Blue Hill Capital Partners
Chief Operating                              LLC (10/03 to 10/05)
Officer                                      (Registered Investment
                                             Adviser); Financial Advisor at
                                             UBS Financial Services, Inc.
                                             (1/02 to 9/03); Principal of
                                             Columbia Software Consultants,
                                             Inc. (2001 to 2002).
---------------------- --------------------- --------------------------------- ------------------- ------------------------
Steven L. Suss         Term - Indefinite     President and Director, UST              N/A                    N/A
(47)                   Length - Since        Advisers, Inc. (4/07 to
                       April 17, 2007        present); Senior Vice
Chief Financial                              President, Alternative
Officer and Treasurer                        Investments Division,  USTCNA
                                             (4/07 to present); Chief
                                             Financial Officer and Chief
                                             Compliance Officer, Heirloom
                                             Capital Management, L.P. (5/02
                                             to 9/06); Vice President and
                                             Chief Financial Officer,
                                             Westway Capital LLC (9/97 to
                                             1/02).
---------------------- --------------------- --------------------------------- ------------------- ------------------------
Marina Belaya          Term - Indefinite     Vice President, Senior                   N/A                    N/A
(40)                   Length - Since        Attorney, the Office of General
                       April 17, 2007        Counsel, United States Trust
Secretary                                    Company, National Association (2/06
                                             to present); Vice President,
                                             Corporate Counsel, Prudential
                                             Financial (4/05 to 1/06);
                                             Associate, Schulte Roth & Zabel LLP
                                             (9/02 to 3/05).
---------------------- --------------------- --------------------------------- ------------------- ------------------------
         * Manager who is an "interested person" (as defined by the 1940 Act) of the Fund because of his affiliation with the Adviser and its affiliates.

         The Managers will serve on the Board of Managers for terms of indefinite duration. A Manager's position in that capacity will terminate if the Manager is removed, resigns or is subject to various disabling events such as death, incapacity or bankruptcy. A Manager may resign, subject to giving 90 days' prior written notice to the other Managers if such resignation is likely to affect adversely the tax status of the Fund, and may be removed either by vote of two-thirds (2/3) of the Managers not subject to the removal vote or by a vote of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members. In the event of any vacancy in the position of a Manager, the remaining Managers may appoint an individual to serve as a Manager so long as immediately after the appointment at least two-thirds (2/3) of the Managers then serving have been elected by Members. The Board of Managers may call a meeting of Members to fill any vacancy in the position of a Manager, and must do so within 60 days after any date on which Managers who were elected by Members cease to constitute a majority of the Managers then serving.

The following table sets forth certain information regarding the compensation expected to be received by the Managers who are not "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser (the "Independent Managers") from the Fund and from all registered investment companies for which the Adviser or its affiliates serve as investment adviser for the fiscal year ending March 31, 2008. No compensation is paid by the Fund to Managers who are "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser. A majority of the Managers are Independent Managers.

                                        COMPENSATION TABLE FOR FISCAL YEAR
                                               ENDING MARCH 31, 2008
                                                       Pension or           Estimated
                                                   Retirement Benefits        Annual         Total Compensation
                                 Compensation      Accrued as Part of     Benefits Upon           from Fund
       Name of Person              from Fund          Fund Expenses         Retirement            Complex*
       --------------            ------------      -------------------    --------------     -------------------

       David R. Bailin**

       Gene M. Bernstein            $ 4,000                $0                   $0                $ 85,750 (6)

       Victor F. Imbimbo, Jr.       $ 4,000                $0                   $0                $ 83,750 (6)

       Stephen V. Murphy            $ 4,000                $0                   $0                $ 84,750 (6)



* The total compensation paid by the Fund Complex is estimated for the calendar year ending December 31, 2007. The parenthetical number represents the number of U.S. Trust affiliated investment companies (including the Fund and the Master Fund) from which such person receives compensation. The "Fund Complex" consists of Excelsior Directional Hedge Fund of Funds Master Fund, LLC, Excelsior Directional Hedge Fund of Funds (TE), LLC, Excelsior Private Equity Fund II, Inc., Excelsior Venture Partners III, LLC, Excelsior Venture Investors III, LLC and the Fund.

**            Interested person of the Fund.

              The Board of Managers is expected to form an Audit Committee, comprised of the Independent Managers, the functions of which are: (i) to oversee the Fund's accounting and financial reporting policies and practices, its internal controls and, as the Audit Committee may deem necessary or appropriate, the internal controls of certain service providers; (ii) to oversee the quality and objectivity of the Fund's financial statements and the independent audit thereof; and (iii) to the extent there are Managers who are not members of the Audit Committee, to act as a liaison between the Fund's independent auditors and the Board of Managers.

              Currently, the Fund pays each of the Independent Managers a per meeting fee of $500 for attendance at quarterly or special meetings of the Board of Managers (whether telephonic or in-person) and $1,000 for each Audit Committee meeting (whether telephonic or in-person). In addition, each Independent Manager receives an annual retainer in the aggregate amount of $10,000 ($11,000 for the chairman of the Audit Committee) from the Fund, the Master Fund, Excelsior Directional Hedge Fund of Funds (TE), LLC and the Offshore Fund, and the Fund reimburses the Independent Managers for their reasonable out-of-pocket expenses. The Managers do not receive any pension or retirement benefits from the Fund.

              The following table sets forth the dollar range of equity securities beneficially owned by each Manager as of March 31, 2007.

-----------------------------------------------------------------------------------------------------
                                                                         Aggregate Dollar Range of
                                                                         Equity Securities of All
                                                                         Registered Investment
                                                                         Companies Overseen by
                                     Dollar Range of Equity              Manager in Family of
        Name of Manager              Securities of the Fund              Investment Companies
     ----------------------       ----------------------------        -------------------------------
         David R. Bailin                    None                                None

         Gene M. Bernstein              Over $100,000                       Over $100,000

         Victor F. Imbimbo, Jr.         Over $100,000                       Over $100,000

         Stephen V. Murphy                  None                            $10,001 - $50,000

         No Independent Manager owns beneficially or of record any security of the Adviser or CTC or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Fund, the Adviser or CTC.

ITEM 19.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

         As of May 1, 2007, there are no persons who are deemed to be a control person of the Registrant. For purposes of this item, "control" means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

ITEM 20.  INVESTMENT ADVISORY AND OTHER SERVICES.

         The Adviser is a North Carolina Corporation and is registered as an investment adviser under the Advisers Act. The Adviser serves as the investment adviser to registered investment companies and private investment companies, and may, in the future, serve as an investment adviser of other registered and private investment companies. Additionally, the Adviser provides various services to Excelsior

Absolute Return Fund of Funds Master Fund, LLC. The offices of the Adviser are located at 225 High Ridge Road, Stamford, CT 06905, and its telephone number is
(203) 352-4400.

         The Adviser is a wholly-owned subsidiary of U.S. Trust. The Adviser and companies controlling the Adviser (including U.S. Trust and Schwab) may be deemed to "control" the Fund, as such term is defined by the 1940 Act.

         U.S. Trust and its affiliates (including Schwab and the Adviser) are subject to the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the rules and regulations of the Federal Reserve and other banking laws and regulations. Because U.S. Trust may be deemed to control the Fund for purposes of the BHC Act, certain activities of the Fund may be restricted by the BHC Act and the rules and regulations of the Federal Reserve thereunder, as described herein. U.S. Trust, a subsidiary of Schwab, is a financial holding company registered under Federal law and incorporated in New York. Founded in 1853, U.S. Trust is a wealth management company that provides planning, investment management, fiduciary and private banking services. Headquartered in New York City, U.S. Trust had approximately $112 billion in assets under management as of December 31, 2006, and serves affluent individuals, families and institutions through its offices in California, Connecticut, Delaware, the District of Columbia, Florida, Massachusetts, Minnesota, New Jersey, North Carolina, Oregon, Pennsylvania, Texas and Washington. Schwab is a publicly traded financial holding company and through its principal brokerage subsidiary, Charles Schwab & Co., Inc., is one of the nation's largest financial services firms, serving investors through the Internet, investor centers, regional customer telephone service centers and automated telephonic channels.

         Schwab's principal brokerage subsidiary, Charles Schwab & Co. Inc., is a member of the New York Stock Exchange and other principal securities exchanges. As a registered broker-dealer, Charles Schwab & Co. Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports with the Commission.

         CTC has acted as a consultant to the Adviser with respect to the Fund since the Fund's inception, providing the Adviser with investment research, analytical data and due diligence services, which the Adviser has utilized in evaluating prospective investment managers whose private investment funds are being considered for investment by the Fund and in monitoring the strategies and investment performance of those investment managers.

         The Custodian, PFPC Trust Fund, serves as custodian for the assets of the Fund. The Custodian's principal business address is 8800 Tinicum Boulevard, 4th Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk.

         The Board of Managers has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the independent registered public accounting firm of the Fund. PricewaterhouseCoopers' principal business address is located at 300 Madison Avenue, New York, New York 10017.


ITEM 21.  PORTFOLIO MANAGERS

         As Portfolio Manager to the Master Fund, Spencer N. Boggess is primarily responsible for the day-to-day management of the Master Fund's portfolio, subject to such policies as may be adopted by its board of managers.

OTHER FUNDS AND ACCOUNTS MANAGED

         The following tables set forth information about funds and accounts other than the Master Fund for which Mr. Boggess is primarily responsible for the day-to-day portfolio management as of March 31, 2006.


    REGISTERED INVESTMENT       POOLED VEHICLES              OTHER ACCOUNTS
      COMPANIES MANAGED             MANAGED                      MANAGED
    ---------------------     ---------------------       ----------------------

                   TOTAL                     TOTAL                     TOTAL
    NUMBER         ASSETS     NUMBER         ASSETS       NUMBER       ASSETS
    ---------------------     ---------------------       ----------------------

      0            N/A          0            N/A            0          N/A

--------------------------------------------------------------------------------

    REGISTERED INVESTMENT
    COMPANIES  MANAGED        POOLED VEHICLES MANAGED    OTHER ACCOUNTS MANAGED
----------------------------  -----------------------  -------------------------

               TOTAL ASSETS   NUMBER     TOTAL ASSETS  NUMBER       TOTAL ASSETS
 NUMBER WITH      WITH         WITH          WITH      WITH             WITH
 PERFORMANCE-  PERFORMANCE- PERFORMANCE-  PERFORMANCE- PERFORMANCE- PERFORMANCE-
  BASED FEES    BASED FEES   BASED FEES    BASED FEES   BASED FEES   BASED FEES
-------------  ------------ ------------ ------------- ------------ ------------

      0             N/A          0             N/A          0            N/A

COMPENSATION PROGRAM

         Mr. Boggess' compensation consists of a combination of a fixed salary and a discretionary bonus. The discretionary bonus is not tied directly to the value of assets, of the Fund or any other fund managed by the Adviser. The discretionary bonus is not tied directly to the performance of the Fund; however, the Fund's performance is a factor in the amount of bonus paid to Mr. Boggess. Additional factors include, without limitation, the financial performance of the Adviser, execution of managerial responsibilities, client interactions, support and general teamwork.

POTENTIAL MATERIAL CONFLICTS OF INTEREST

         Real, potential or apparent conflicts of interest may arise should Mr. Boggess have day-to-day portfolio management responsibilities with respect to more than one fund. Mr. Boggess may manage other accounts with investment strategies similar to the Fund, including other investment companies, pooled investment vehicles and separately managed accounts. Fees earned by the Adviser may vary among these accounts and Mr. Boggess may personally invest in these accounts. These factors could create conflicts of interest because Mr. Boggess may have incentives to favor certain accounts over others, that could result in other accounts outperforming the Fund. A conflict may also exist if Mr. Boggess identifies a limited investment opportunity that may be appropriate for more than one account, but the Fund is not able to take full advantage of that opportunity due to the need to allocate that opportunity among multiple accounts. In addition, Mr. Boggess may execute transactions for another account that may adversely impact the value of securities held by the Fund. However, the Adviser believes that these risks are mitigated by the fact that accounts with like investment strategies managed by Mr. Boggess are generally managed in a similar fashion and the Adviser has a policy that seeks to allocate opportunities on a fair and equitable basis.

FUND OWNERSHIP

         As of the date of this Registration Statement, Mr. Boggess does not own Interests.

ITEM 22.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

         Each Investment Manager is directly responsible for placing orders for the execution of portfolio transactions and the allocation of brokerage for the Investment Fund it manages. Transactions on U.S. stock exchanges and on some foreign stock exchanges involve the payment of negotiated brokerage commissions. On the great majority of foreign stock exchanges, commissions are fixed. No stated commission is generally applicable to securities traded in over-the-counter markets, but the prices of those securities include undisclosed commissions or mark-ups.

         The Adviser expects that each Investment Manager will generally select brokers and dealers to effect transactions on behalf of its Investment Fund substantially in the manner set forth below. However, no guarantee or assurance can be made that an Investment Manager (including a Subadviser) will adhere to, and comply with, its stated practices. The Adviser generally expects that, in selecting brokers and dealers to effect transactions on behalf of its Investment Fund, each Investment Manager will seek to obtain the best price and execution for the transactions, taking into account factors such as price, size of order, difficulty of execution and operational facilities of a brokerage firm and the firm's risk in positioning a block of securities. However, subject to appropriate disclosure, Investment Managers of Investment Funds that are not investment companies registered under the 1940 Act may select brokers on a basis other than that outlined above and may receive benefits other than research or that benefit the Investment Manager rather than its Investment Fund. The Adviser considers the broker selection process employed by an Investment Manager in determining whether to invest in its Investment Fund. Each Investment Manager generally will seek reasonably competitive commission rates. However, Investment Managers will not necessarily pay the lowest commission available on each transaction.

         Consistent with the principle of seeking best price and execution, an Investment Manager may place brokerage orders with brokers (including affiliates of Schwab and U.S. Trust) that provide the Investment Manager and its affiliates with supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. The expenses of an Investment Manager are not necessarily reduced as a result of the receipt of this supplemental information, which may be useful to the Investment Manager or its affiliates in providing services to clients other than an Investment Fund. In addition, not all of the supplemental information is used by the Investment Manager in connection with an Investment Fund in which the Fund invests. Conversely, the information provided to the Investment Manager by brokers and dealers through which other clients of the Investment Manager and its affiliates effect securities transactions may be useful to the Investment Manager in providing services to an Investment Fund.

ITEM 23.  TAX STATUS.


              TAX ELECTIONS; RETURNS; TAX AUDITS. The Code generally provides for optional adjustments to the basis of partnership property upon distributions of partnership property to a partner and transfers of partnership interests (including by reason of death) provided that a partnership election has been made pursuant to Section 754. Under the LLC Agreement, the Board of Managers, in its sole discretion, may cause the Fund to make such an election. Any such election, once made, cannot be revoked without the Service's consent. The actual effect of any such election may depend upon whether any Investment Partnership also makes such an election. As a result of the complexity and added expense of the tax accounting required to implement such an election, the Board of Managers presently does not intend to make such election.

              The Board of Managers decides how to report the partnership items on the Fund's tax returns, and all Members are required under the Code to treat the items consistently on their own returns, unless they file a statement with the Service disclosing the inconsistency. Given the uncertainty and complexity of the tax laws, it is possible that the Service may not agree with the manner in which the Fund's items have been reported. In the event the income tax returns of the Fund are audited by the Service, the tax treatment of the Fund's income and deductions generally is determined at the limited liability company level in a single proceeding rather than by individual audits of Members. A Member chosen by the Board of Managers and designated as the "Tax Matters Partner", has considerable authority to make decisions affecting the tax treatment and procedural rights of all Members. In addition, the Tax Matters Partner has the authority to bind certain Members to settlement agreements and the right on behalf of all Members to extend the statute of limitations relating to Members' tax liabilities with respect to Fund items.

              MANDATORY BASIS ADJUSTMENTS. Each of the Fund and the Master Fund is generally required to adjust its tax basis in its assets in respect of all members in cases of partnership distributions that result in a "substantial basis reduction" (i.e., in excess of $250,000) in respect of the partnership's property. Each of the Fund and the Master Fund is also required to adjust its tax basis in its assets in respect of a transferee, in the case of a sale or exchange of an interest, or a transfer upon death, when there exists a "substantial built-in loss" (i.e., in excess of $250,000) in respect of partnership property immediately after the transfer. For this reason, the Fund will require: (i) a Member who receives a distribution from the Fund in connection with a complete withdrawal; (ii) a transferee of an Interest (including a transferee in case of death); and (iii) any other Member in appropriate circumstances to provide the Fund with information regarding its adjusted tax basis in its Interest.

              DISTRIBUTIONS OF PROPERTY. A partner's receipt of a distribution of property from a partnership is generally not taxable. However, under Section 731 of the Code, a distribution consisting of marketable securities generally is treated as a distribution of cash (rather than property) unless the distributing partnership is an "investment partnership" within the meaning of Section 731(c)(3)(C)(i) and the recipient is an "eligible partner" within the meaning of
Section 731(c)(3)(C)(iii). The Fund will determine at the appropriate time whether it qualifies as an "investment partnership." Assuming it so qualifies, if a Member is an "eligible partner", which term should include a Member whose contributions to the Fund consisted solely of cash and/or securities, the rule treating a distribution of property as a distribution of cash would not apply.

              SECTION 1256 CONTRACTS. In the case of Section 1256 Contracts, the Code generally applies a "mark-to-market" system of taxing unrealized gains and losses on such contracts and otherwise provides for special rules of taxation. A
Section 1256 Contract  includes certain  regulated futures
contracts and certain other contracts. Under these rules, Section 1256 Contracts held by the Fund at the end of each taxable year of the Fund are treated for Federal income tax purposes as if they were sold by the Fund for their fair market value on the last business day of such taxable year. The net gain or loss, if any, resulting from such deemed sales (known as "marking to market"), together with any gain or loss resulting from actual sales of Section 1256 Contracts, must be taken into account by the Fund in computing its taxable income for such year. If a Section 1256 Contract held by the Fund at the end of a taxable year is sold in the following year, the amount of any gain or loss realized on such sale will be adjusted to reflect the gain or loss previously taken into account under the "mark-to-market" rules.

              With  certain  exceptions,  capital  gains  and  losses  from such
Section 1256 Contracts generally are characterized as short-term capital gains or losses to the extent of 40% thereof and as long-term capital gains or losses to the extent of 60% thereof. If an individual taxpayer incurs a net capital loss for a year, the portion thereof, if any, which consists of a net loss on
Section 1256 Contracts may, at the election of the taxpayer, be carried back three years. Losses so carried back may be deducted only against net capital gain to the extent that such gain includes gains on Section 1256 Contracts. A
Section 1256 Contract does not include any "securities futures contract" or any option on such a contract, other than a "dealer securities futures contract" (See "Certain Securities Futures Contracts").

              CERTAIN SECURITIES FUTURES CONTRACTS. Generally, a securities futures contract is a contract of sale for future delivery of a single security or a narrow-based security index. Any gain or loss from the sale or exchange of a securities futures contract (other than a "dealer securities futures contract") is treated as gain or loss from the sale or exchange of property that has the same character as the property to which the contract relates has (or would have) in the hands of the taxpayer. If the underlying security would be a capital asset in the taxpayer's hands, then gain or loss from the sale or exchange of the securities futures contract would be capital gain or loss. Capital gain or loss from the sale or exchange of a securities futures contract to sell property (i.e., the short side of a securities futures contract) generally will be short-term capital gain or loss.

              A "dealer securities futures contract" is treated as a Section 1256 Contract. A "dealer securities futures contract" is a securities futures contract, or an option to enter into such a contract, that: (i) is entered into by a dealer (or, in the case of an option, is purchased or granted by the dealer) in the normal course of its trade or business activity of dealing in the contracts; and (ii) is traded on a qualified board of trade or exchange.

              MIXED STRADDLE ELECTION. The Code allows a taxpayer to elect to offset gains and losses from positions which are part of a "mixed straddle." A "mixed straddle" is any straddle in which one or more but not all positions are
Section 1256 Contracts. Pursuant to Temporary Regulations, the Fund (and any Investment Partnership) may be eligible to elect to establish one or more mixed straddle accounts for certain of its mixed straddle trading positions. The mixed straddle account rules require a daily "marking to market" of all open positions in the account and a daily netting of gains and losses from positions in the account. At the end of a taxable year, the annual net gains or losses from the mixed straddle account are recognized for tax purposes. The application of the Temporary Regulations' mixed straddle account rules is not entirely clear. Therefore, there is no assurance that a mixed straddle account election by the Fund will be accepted by the Service.

              POSSIBLE "MARK-TO-MARKET" ELECTION. To the extent that an Investment Partnership is directly engaged in a trade or business as a trader in "securities," it may elect under Section 475 of the Code to "mark-to-market" the securities held in connection with such trade or business. Under such election, securities held by such Investment Partnership at the end of each taxable year will be treated as if they were sold by the Investment Partnership for their fair market value on the last day of such taxable year, and gains or losses recognized thereon will be treated as ordinary income or loss. Moreover, even if the Investment Partnership determines that its securities activities will constitute trading rather than investing, there can be no assurance that the Service will agree, in which case the Investment Partnership may not be able to mark-to-market its positions.

              SHORT SALES. Gain or loss from a short sale of property is generally considered as capital gain or loss to the extent the property used to close the short sale constitutes a capital asset in the Fund's hands. Except with respect to certain situations where the property used to close a short sale has a long-term holding period on the date the short sale is entered into, gains on short sales generally are short-term capital gains. A loss on a short sale will be treated as a long-term capital loss if, on the date of the short sale, "substantially identical property" has been held by the Fund for more than one year. In addition, these rules may also terminate the running of the holding period of "substantially identical property" held by the Fund.

              Gain or loss on a short sale will generally not be realized until such time that the short sale is closed. However, if the Fund holds a short sale position with respect to stock, certain debt obligations or partnership interests that has appreciated in value and then acquires property that is the same as or substantially identical to the property sold short, the Fund generally will recognize gain on the date it acquires such property as if the short sale were closed on such date with such property. Similarly, if the Fund holds an appreciated financial position with respect to stock, certain debt obligations, or partnership interests and then enters into a short sale with respect to the same or substantially identical property, the Fund generally will recognize gain as if the appreciated financial position were sold at its fair market value on the date it enters into the short sale. The subsequent holding period for any appreciated financial position that is subject to these constructive sale rules will be determined as if such position were acquired on the date of the constructive sale.

              EFFECT OF STRADDLE RULES ON MEMBERS' SECURITIES POSITIONS. The Service may treat certain positions in securities held (directly or indirectly) by a Member and its indirect interest in similar securities held by the Fund as "straddles" for Federal income tax purposes. Investors should consult their tax advisors regarding the application of the "straddle" rules to their investment in the Fund.

              LIMITATION ON DEDUCTIBILITY OF INTEREST AND SHORT SALE EXPENSES. For noncorporate taxpayers, Section 163(d) of the Code limits the deduction for "investment interest" (I.E., interest or short sale expenses for "indebtedness properly allocable to property held for investment"). Investment interest is not deductible in the current year to the extent that it exceeds the taxpayer's "net investment income," consisting of net gain and ordinary income derived from investments in the current year less certain directly connected expenses (other than interest or short sale expenses). For this purpose, Qualified Dividends and long-term capital gains are excluded from net investment income unless the taxpayer elects to pay tax on such amounts at ordinary income tax rates.

              For purposes of this provision, the Fund's activities (other than certain activities that are treated as "passive activities" under Section 469 of the Code) will be treated as giving rise to investment income for a Member, and the investment interest limitation would apply to a noncorporate Member's share of the interest and short sale expenses attributable to the Fund's operation. In such case, a noncorporate Member would be denied a deduction for all or part of that portion of its distributive share of the Fund's ordinary losses attributable to interest and short sale expenses unless it had sufficient investment income from all sources including the Fund. A Member that could not deduct losses currently as a result of the application of Section 163(d) would be entitled to carry forward such losses to future years, subject to the same limitation. The investment interest limitation would also apply to interest paid by a noncorporate Member on money borrowed to finance its investment in the Fund. Potential investors are advised to consult with their own tax advisors with respect to the application of the investment interest limitation in their particular tax situations.

              DEDUCTIBILITY OF FUND INVESTMENT EXPENDITURES AND CERTAIN OTHER EXPENDITURES. Investment expenses (E.G., investment advisory fees) of an individual, trust or estate are deductible only to the extent they exceed 2% of adjusted gross income.(9) In addition, the Code further restricts the ability of an individual with an adjusted gross income in excess of a specified amount (for 2007, $156,400 or $78,200 for a married person filing a separate return) to deduct such investment expenses. Under such provision, there is a limitation on the deductibility of investment expenses in excess of 2% of adjusted gross income to the extent such excess expenses (along with certain other itemized deductions) exceed the lesser of: (i) 3% of the excess of the individual's adjusted gross income over the specified amount; or (ii) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year.(10) Moreover, such investment expenses are miscellaneous itemized deductions which are not deductible by a noncorporate taxpayer in calculating its alternative minimum tax liability.

              Pursuant  to   Temporary   Regulations   issued  by  the  Treasury
Department, these limitations on deductibility should not apply to a noncorporate Member's share of the trade or business expenses of the Fund. These limitations will apply, however, to a noncorporate Member's share of the investment expenses of the Fund (including the Management Fee, the Advisory Fee, the fee paid to the Administrator, payments made on certain derivative instruments (if any) and any fee payable to a Subadviser), to the extent such expenses are allocable to an Investment Partnership that is not in a trade or business within the meaning of the Code. The Fund intends to treat its expenses attributable to an Investment Partnership that is engaged in trade or business within the meaning of the Code as not being subject to such limitations, although there can be no assurance that the Service will agree.

              The consequences of these limitations will vary depending upon the particular tax situation of each taxpayer. Accordingly, noncorporate Members should consult their tax advisors with respect to the application of these limitations.

              Recently enacted legislation extends the period of time over which the Fund may elect to deduct organizational expenses for tax purposes from a period of at least 60 months to a fixed period of 180 months.

              A Member will not be allowed to deduct syndication expenses attributable to the acquisition of an Interest, including placement fees, paid by such Member or the Fund. Any such amounts will be included in the Member's adjusted tax basis for its Interest.

--------------------------

(9) However, Section 67(e) of the Code provides that, in the case of a trust or an estate, such limitation does not apply to deductions or costs which are paid or incurred in connection with the administration of the estate or trust and would not have been incurred if the property were not held in such trust or estate. There is a disagreement among several Federal Courts of Appeals on the question of whether the investment advisory fees incurred by a trust are exempt (under Section 67(e)) from the 2% of adjusted gross income floor on deductibility. Members that are trusts or estates should consult their tax advisors as to the applicability of these cases to the investment expenses that are allocated to them.

(10) Under recently enacted legislation, the latter limitation on itemized deductions has been reduced starting in calendar year 2006, will be further reduced starting in 2008, and will be completely eliminated in 2010. However, this legislation contains a "sunset" provision that will result in the limitation on itemized deductions being restored in 2011.

              Recently enacted  legislation  includes a provision  (adding a new
Section 470 of the Code) which may defer certain deductions of the Fund and the Master Fund to the extent any direct or indirect investors of the Fund and the Master Fund are tax-exempt persons, non-U.S. persons, and any domestic government organizations or instrumentalities thereof. If applicable, this provision could have an adverse effect on taxable investors in the Fund. There is some uncertainty regarding the scope of the new provision and its applicability to the Fund and the Master Fund, which may be addressed in future guidance or legislation. Investors should consult their tax advisors regarding the consequences of this new provision with respect to an investment in the Fund.

              APPLICATION OF RULES FOR INCOME AND LOSSES FROM PASSIVE ACTIVITIES. The Code restricts the deductibility of losses from a "passive activity" against certain income which is not derived from a passive activity. This restriction applies to individuals, personal service corporations and certain closely held corporations. Pursuant to Temporary Regulations issued by the Treasury Department, income or loss from the Fund's securities investment and trading activity generally will not constitute income or loss from a passive activity. Therefore, passive losses from other sources generally could not be deducted against a Member's share of such income and gain from the Fund. Income or loss attributable to certain activities of the Fund, including lending activities or investments in partnerships engaged in certain trades or businesses, certain private claims or certain fundings of reorganization plans may constitute passive activity income or loss.

              APPLICATION OF BASIS AND "AT RISK" LIMITATIONS ON DEDUCTIONS.  The
amount of any loss of the Fund that a Member is entitled to include in its income tax return is limited to its adjusted tax basis in its Interest as of the end of the Fund's taxable year in which such loss occurred. Generally, a Member's adjusted tax basis for its Interest is equal to the amount paid for such Interest, increased by the sum of: (i) its share of the Fund's liabilities, as determined for Federal income tax purposes; and (ii) its distributive share of the Fund's realized income and gains, and decreased (but not below zero) by the sum of: (i) distributions (including decreases in its share of Fund liabilities) made by the Fund to such Member; and (ii) such Member's distributive share of the Fund's realized losses and expenses.

              Similarly, a Member that is subject to the "at risk" limitations (generally, non-corporate taxpayers and closely held corporations) may not deduct losses of the Fund to the extent that they exceed the amount such Member has "at risk" with respect to its Interest at the end of the year. The amount that a Member has "at risk" will generally be the same as its adjusted basis as described above, except that it will generally not include any amount attributable to liabilities of the Fund or any amount borrowed by the Member on a non-recourse basis.

              Losses denied under the basis or "at risk" limitations are suspended and may be carried forward in subsequent taxable years, subject to these and other applicable limitations.

              "PHANTOM INCOME" FROM FUND INVESTMENTS. Pursuant to various "anti-deferral" provisions of the Code (the "Subpart F" and "passive foreign investment company" provisions), investments (if any) by the Fund in certain foreign corporations may cause a Member to: (i) recognize taxable income prior to the Fund's receipt of distributable proceeds; (ii) pay an interest charge on receipts that are deemed as having been deferred; or (iii) recognize ordinary income that, but for the "anti-deferral" provisions, would have been treated as long-term or short-term capital gain.

CERTAIN ISSUES PERTAINING TO SPECIFIC EXEMPT ORGANIZATIONS

              PRIVATE FOUNDATIONS. Private foundations and their managers are subject to excise taxes if they invest "any amount in such a manner as to jeopardize the carrying out of any of the foundation's exempt purposes." This rule requires a foundation manager, in making an investment, to exercise "ordinary business care and prudence" under the facts and circumstances prevailing at the time of making the investment, in providing for the short-term and long-term needs of the foundation to carry out its exempt purposes. The factors which a foundation manager may take into account in assessing an investment include the expected rate of return (both income and capital appreciation), the risks of rising and falling price levels, and the need for diversification within the foundation's portfolio.

              In order to avoid the imposition of an excise tax, a private foundation may be required to distribute on an annual basis its "distributable amount," which includes, among other things, the private foundation's "minimum investment return," defined as 5% of the excess of the fair market value of its nonfunctionally related assets (assets not used or held for use in carrying out the foundation's exempt purposes), over certain indebtedness incurred by the foundation in connection with such assets. It appears that a foundation's investment in the Fund would most probably be classified as a nonfunctionally related asset. A determination that an interest in the Fund is a nonfunctionally related asset could conceivably cause cash flow problems for a prospective Member which is a private foundation. Such an organization could be required to make distributions in an amount determined by reference to unrealized appreciation in the value of its interest in the Fund. Of course, this factor would create less of a problem to the extent that the value of the investment in the Fund is not significant in relation to the value of other assets held by a foundation.

              In some instances, an investment in the Fund by a private foundation may be prohibited by the "excess business holdings" provisions of the Code. For example, if a private foundation (either directly or together with a "disqualified person") acquires more than 20% of the capital interest or profits interest of the Fund, the private foundation may be considered to have "excess business holdings." If this occurs, such foundation may be required to divest itself of its interest in the Fund in order to avoid the imposition of an excise tax. However, the excise tax will not apply if at least 95% of the gross income from the Fund is "passive" within the applicable provisions of the Code and Regulations. There can be no assurance that the Fund will meet such 95% gross income test.

              A substantial percentage of investments of certain "private operating foundations" may be restricted to assets directly devoted to their tax-exempt purposes. Otherwise, generally, rules similar to those discussed above govern their operations.

              QUALIFIED RETIREMENT PLANS. Employee benefit plans subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Individual Retirement Accounts ("IRA") and Keogh Plans should consult their counsel as to the implications of such an investment under ERISA.

              ENDOWMENT FUNDS. Investment managers of endowment funds should consider whether the acquisition of an Interest is legally permissible. This is not a matter of Federal law, but is determined under state statutes. It should be noted, however, that under the Uniform Management of Institutional Funds Act, which has been adopted, in various forms, by a large number of states, participation in investment partnerships or similar organizations in which funds are commingled and investment determinations are made by persons other than the governing board of the endowment fund is allowed.

EXCISE TAX ON CERTAIN REPORTABLE TRANSACTIONS

              A tax-exempt entity (including a state or local government or its political subdivision) may be subject to an excise tax equal to the greater of
(i) one hundred percent (100%) of the net income or (ii) seventy five percent (75%) of the proceeds, attributable to certain "reportable transactions", including "listed transactions", in which it participates. Under recently issued Treasury guidance, these rules should not apply to a tax-exempt investor's Interest if such investor's tax-exempt status does not facilitate the Fund's participation, if any, in such transactions, unless otherwise provided in future guidance. Tax-exempt investors should discuss with their own advisors the applicability of these rules to their investment in the Fund. (SEE "Tax Shelter Reporting Requirements" below.)

TAX SHELTER REPORTING REQUIREMENTS

              The Regulations require the Fund to complete and file Form 8886 ("Reportable Transaction Disclosure Statement") with its tax return for any taxable year in which the Fund participates in a "reportable transaction." Additionally, each Member treated as participating in a reportable transaction of the Fund is required to file Form 8886 with its tax return. The Fund and any such Member, respectively, must also submit a copy of the completed form with the Service's Office of Tax Shelter Analysis. The Fund intends to notify Members that it believes (based on information available to the Fund) are required to report a transaction of the Fund or an Investment Partnership, and intends to provide such Members with any available information needed to complete and submit Form 8886 with respect to the transactions of the Fund and the Investment Partnerships. In certain situations, there may also be a requirement that a list be maintained of persons participating in such reportable transactions, which could be made available to the Service at its request.

              A Member's recognition of a loss upon its disposition of an interest in the Fund could also constitute a "reportable transaction" for such Member, requiring such Member to file Form 8886.

              A significant penalty is imposed on taxpayers who participate in a "reportable transaction" and fail to make the required disclosure. The penalty is generally $10,000 for natural persons and $50,000 for other persons (increased to $100,000 and $200,000, respectively, if the reportable transaction is a "listed" transaction). Investors should consult with their own advisors concerning the application of these reporting obligations to their specific situations.

ITEM 24.  FINANCIAL STATEMENTS.

         The Fund will issue a complete set of financial statements on an annual basis prepared in accordance with generally accepted accounting principles.

                            PART C- OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

1. Financial Statements:

         As of March 15, 2007, the filing date of the Registrant's Registration Statement, the Registrant has no assets, and accordingly, financial statements have been omitted.

2. Exhibits:

         (a) (1) Certificate of Formation*

             (2) Limited Liability Company Agreement

         (b) Not Applicable

         (c) Not Applicable

         (d) See Item 25(2)(a)(2)

         (e) Not Applicable

         (f) Not Applicable

         (g) Management Agreement

         (h) Placement Agent Agreement

         (i) Not Applicable

         (j) Custodian Services Agreement

         (k) Administration and Accounting Services Agreement

         (l) Not Applicable

         (m) Not Applicable

         (n) Not Applicable

         (o) Not Applicable

         (p) Not Applicable

         (q) Not Applicable

         (r)(1)  Code of Ethics

            (2)  Code of Ethics of Investment Adviser

   * Previously filed with the Registrant's Registration Statement on Form N-2 with the Securities and Exchange Commission on March 15, 2007.


ITEM 26.  MARKETING ARRANGEMENTS

              Not Applicable.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Zero. All expenses are being borne by the Adviser on behalf of the Registrant.


ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

         After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant.

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

         As of May 1, 2007, the number of record holders of each class of securities of the Registrant is shown below:

            TITLE OF CLASS                    NUMBER OF RECORD HOLDERS
            --------------                    ------------------------

            Limited Liability Company         751
            Interests


ITEM 30.  INDEMNIFICATION

         Reference is made to Section 3.8 of Registrant's Limited Liability Company Agreement (the "Company Agreement"), filed herewith. Registrant hereby undertakes that it will apply the indemnification provision of the Company Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to managers, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Manager, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such Manager, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

         Information as to the members and officers of U.S. Trust Hedge Fund Management, Inc., the Master Fund Investment Adviser, is included in its Form ADV as filed with the Commission (File No. 801-57894), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

         J.D. Clark & Co., the Fund's Administrator, maintains certain required accounting related and financial books and records of the Fund at 2425 South Lincoln Avenue, Ogden, Utah 84401. The other required books and records are maintained by U.S. Trust Hedge Fund Management, Inc., the Master Fund Investment Adviser, at 225 High Ridge Road, Stamford, Connecticut 06905.

ITEM 33.  MANAGEMENT SERVICES

         Not applicable.

ITEM 34.  UNDERTAKINGS

         Not Applicable.

         Pursuant to the requirements of the 1940 Act, the Fund has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and the State of Connecticut, on the 16th day of May, 2007.




                                EXCELSIOR DIRECTIONAL HEDGE FUND
                                OF FUNDS (TI), LLC
                                (Name of Registrant)



                                By:  /s/ SPENCER N. BOGGESS
                                     ------------------------------------------
                                      Name:  SPENCER N. BOGGESS
                                      Title: Chief Executive Officer

                                  EXHIBIT INDEX

  EXHIBIT NUMBER         DOCUMENT DESCRIPTION

       (a)      (2)     Limited Liability Company Agreement
       (g)              Management Agreement
       (h)              Placement Agent Agreement
       (j)              Custodian Services Agreement
       (k)              Administration and Accounting Services Agreement
       (r)      (1)     Code of Ethics
       (r)      (2)     Code of Ethics of the Adviser